Exhibit 2.1

EQUITY PURCHASE AGREEMENT

Dated as of August 16, 2012

among

Fair Isaac Software Holdings Limited,

Adeptra Limited,

the Executing Shareholders,

Shareholder Representative Services LLC, as Representative, and

Fair Isaac Corporation, as Guarantor

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF EQUITY INTERESTS		2
1.1	Generally	2

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		2
2.1	Purchase Price	2
2.2	Calculation of Estimated Purchase Price for Closing; Purchase Price Certificate	2
2.3	Payment of Estimated Purchase Price at Closing and Related Payments	3
2.4	Purchase Price Adjustment.	3
2.5	Currency	6
2.6	Withholding	6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EXECUTING SHAREHOLDERS		7
3.1	Organization; Authorization of Transactions	7
3.2	No Notice or Approval	7
3.3	Non-contravention	7
3.4	Claims and Proceedings	7
3.5	Brokers’ Fees	7
3.6	Equity Interests	7
3.7	No Other Representations or Warranties	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
4.1	Organization, Qualification, and Corporate Power	8
4.2	Capitalization.	9
4.3	Subsidiaries.	10
4.4	Non-contravention	11
4.5	Brokers’ Fees	11
4.6	Certain Assets	11
4.7	Financial Statements; Financial Records.	11
4.8	Events Subsequent to Most Recent Fiscal Month End	12
4.9	Undisclosed Liabilities	14
4.10	Legal Compliance.	14
4.11	Tax Matters	15
4.12	Real Property.	18
4.13	Intellectual Property.	20
4.14	Privacy, Systems, and Security.	23
4.15	Contracts.	24
4.16	Accounts Receivable	26
4.17	Powers of Attorney	26
4.18	Insurance.	26
4.19	Litigation	27
4.20	Products.	27
4.21	Customers and Suppliers.	27
4.22	Employees.	28
4.23	Employee Benefit Plans.	32

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4.24	Environmental, Health and Safety Matters.	35
4.25	Certain Business Relationships with the Companies	36
4.26	Imports and Exports	37
4.27	Absence of Certain Business Practices	37
4.28	Competition Law	37
4.29	Insolvency	38
4.30	Subscriber Majority	38
4.31	No Other Representations or Warranties	38

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		39
5.1	Organization of Buyer	39
5.2	Authorization of Transactions	39
5.3	Non-contravention	39
5.4	Brokers’ Fees	39
5.5	Investment	39
5.6	Financing	39
5.7	Litigation	39
5.8	Absence of Lien	39

ARTICLE 6 CLOSING AND CLOSING DELIVERIES		40
6.1	Closing	40
6.2	Closing Deliveries of the Company	40
6.3	Closing Deliveries of Buyer	42
6.4	Termination of Agreement	42
6.5	Effect of Termination	43

ARTICLE 7 CONDITIONS TO CLOSE		43
7.1	Conditions to Obligation of Buyer to Close	43
7.2	Conditions to Obligation of Executing Shareholders to Close	45

ARTICLE 8 COVENANTS		45
8.1	Further Assurances	45
8.2	Confidentiality	46
8.3	Tax Matters	46
8.4	Pre-Closing Conduct of Business.	48
8.5	Drag Along Notice	49
8.6	Termination of Affiliate Agreements	50
8.7	Post-Signing Equity Issuances	50
8.8	Termination of Company Options and Company Warrants	50
8.9	Termination of 401(k) Plan	50
8.10	Appointment of Representative	50
8.11	No Other Negotiations	52
8.12	Director and Officer Liability and Indemnification	52
8.13	Retention Bonus Pool	53

ARTICLE 9 INDEMNIFICATION		53
9.1	Indemnification by Executing Shareholders	53

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9.2	Indemnification by Buyer	54
9.3	Limitations on Indemnification.	54
9.4	Certain Survival Periods.	57
9.5	Third-Party Claims.	57
9.6	Additional Notices	59
9.7	Specific Performance	59
9.8	Effect of Investigation	60
9.9	Materiality Qualifiers	60
9.10	Guaranty Regarding Buyer’s Obligations	60
9.11	Waiver	60
9.12	Tax Treatment of Indemnity Payments	60

ARTICLE 10 CERTAIN ADDITIONAL TERMS		60
10.1	Interpretation; Construction	60
10.2	Press Releases and Public Announcements	62
10.3	No Third-Party Beneficiaries	62
10.4	Entire Agreement	62
10.5	Succession and Assignment	62
10.6	Counterparts	62
10.7	Notices	62
10.8	Governing Law and Language	64
10.9	Amendments and Waivers	64
10.10	Severability	64
10.11	Expenses; Stamp Taxes and Transfer	65
10.12	Incorporation of Schedules	65
10.13	Arbitration.	65
10.14	Nature of Disclosure	65
10.15	Conflict Waiver	66

ARTICLE 11 DEFINITIONS		66

Exhibit A - Executing Shareholders

Exhibit B - Form of Escrow Agreement

Exhibit C - Form of Disbursing Agent Agreement

Exhibit D - Calculation of Target Working Capital

Exhibits E-1 and E-2 - Form of Restrictive Covenant Agreements

Exhibit F - Form of Retention Bonus Agreement

Schedule 2.2(b) - Payment Schedule

Schedule 7.1(c) - Notices and Consents

Schedule 7.1(i) - Intercompany Loan Obligations

Schedule 9.3(a)(i) - Deductible Exclusion

Schedule 9.3(a)(iii) - Certain Indemnification Matters

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of August 16, 2012, is entered into by and among, Fair Isaac Software Holdings Limited, a company incorporated and registered in England and Wales with company number 2766106 (“Buyer”), Adeptra Limited, a company incorporated and registered in England and Wales with company number 3295455 (the “Company”), the shareholders of the Company listed on Exhibit A hereto (the “Executing Shareholders”), Shareholder Representative Services LLC, a Colorado limited liability company with a principal place of business at 601 Montgomery Street, Suite 200, Denver, Colorado 80202, solely in its capacity as the representative of the Sellers (the “Representative”), and, solely with regard to Section 9.10, Fair Isaac Corporation, a Delaware corporation (the “Guarantor”). Each of Buyer, the Company, the Executing Shareholders, the Representative and the Guarantor are sometimes also referred to herein as a “Party” and together as the “Parties.”

RECITALS

A. The Persons listed on the Payment Schedule (to the extent identified as such on the Payment Schedule, each a “Seller” and together the “Sellers”) are the owners of all, and at the Closing the Sellers will own all, of the issued and outstanding shares in the capital of the Company.

B. The Executing Shareholders desire to sell to Buyer and Buyer desires to purchase the entire issued and outstanding share capital of the Company (the “Shares”) subject to and upon the terms and conditions hereinafter set forth and with all Shares held by Sellers other than the Executing Shareholders to be sold pursuant to the “drag-along rights” set forth in Article 16 of the Articles.

C. The Company owns all, and at the Closing the Company will own all, of the outstanding equity interests (together with the Shares, the “Equity Interests”) of Adeptra, Inc., a Delaware corporation, Adeptra Europe Limited, an English limited liability company, Adeptra Services Limited, an English limited liability company, Adeptra Employee Trust Limited, an English limited liability company, Adeptra Pty. Limited, an Australian company registered in New South Wales, Australia, and Adeptra Limited, a Hong Kong company; Adeptra Pty. Limited owns all, and at the Closing will own all, of the outstanding interests of Adeptra Pty. Limited, a Singapore registered branch office; and Adeptra Europe Limited and Adeptra Services Limited own all, and at the Closing will own all, of the outstanding equity interests of Adeptra India Private Ltd., an Indian company (each of the foregoing Persons, other than the Company, a “Company Subsidiary” or the “Company Subsidiaries”, and together with the Company, the “Companies”).

Certain capitalized terms used in this Agreement have the respective meanings set forth in Article 11.

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AGREEMENT

In consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Party agrees as follows:

Article 1

PURCHASE AND SALE OF EQUITY INTERESTS

1.1 Generally. On and subject to the terms and conditions of this Agreement and the Drag Documents, at Closing, Buyer will purchase from Sellers, and Sellers will sell to Buyer, the Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid thereon after the effective time of the Closing.

Article 2

PURCHASE PRICE AND ADJUSTMENT

2.1 Purchase Price. Upon and subject to the terms and conditions herein, Buyer will pay to Sellers the amount of US$115,000,000 (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted pursuant to any term herein, is referred to herein as the “Purchase Price”).

2.2 Calculation of Estimated Purchase Price for Closing; Purchase Price Certificate.

(a) On or before the third Business Day before the Closing Date, the Company will deliver to Buyer a consolidated unaudited balance sheet for the Companies dated as of three Business Days before the Closing Date and prepared in an a manner consistent in all respects with the representation in Section 4.7(b) (the “Pre-Closing Balance Sheet”) and a statement (the “Estimated Purchase Price Certificate”) containing the Company’s estimate of (a) Working Capital and (b) the Purchase Price (which, for Closing, is (1) the Initial Purchase Price minus (2) Transaction Expenses and plus or minus (3) the amount by which such estimated Working Capital contained in such statement exceeds Target Working Capital (up to a maximum increase of US$500,000 for any such Working Capital excess) or the amount by which such estimated Working Capital contained in such statement is less than Target Working Capital, as applicable). The amount of such estimated Purchase Price from the Company is the “Estimated Purchase Price,” except if Buyer reasonably objects to any such estimate from the Company, in which case the Company and Buyer will mutually determine the Estimated Purchase Price before Closing acting in good faith.

(b) On or before the third Business Day before the Closing Date, the Company will deliver to Buyer an updated Schedule 2.2(b) (the “Payment Schedule”) that sets forth for each Seller as of the Closing Date (i) the dollar amount that each such Seller is entitled to receive as his, her or its Pro Rata Share of the Estimated Purchase Price to be paid by Buyer at Closing (net (A) those portions of the Estimated Purchase Price paid pursuant to Sections 2.3(a) and 2.3(b) hereof and (B) of any applicable exercise price or withholding (if, and to the extent, such withholding is required by Applicable Law) in respect of any Company Options or

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Company Deferred Shares held by such Seller); (ii) the dollar amount that each such Seller is contributing as his, her or its Pro Rata Share of the Escrow Amount to be contributed on behalf of each Seller at Closing pursuant to Section 2.3(b); (iii) the percentage of any additional payments of Purchase Price or indemnification to which such Seller may be entitled following the Closing under Sections 2.4 or 9.2 or otherwise; and (iv) to the extent provided by such Seller, payment instructions for each such Seller. Upon the Closing, the Payment Schedule shall be incorporated into, and made a part of, the Schedules as Schedule 4.2(c) thereof without any further action by any Party.

2.3 Payment of Estimated Purchase Price at Closing and Related Payments. Upon and subject to the terms and conditions herein, at Closing and on the Closing Date, Buyer will pay the Estimated Purchase Price as follows:

(a) Buyer will deposit into escrow the amount of US$17,250,000 (the “Escrow Amount”) to be held by Wells Fargo Bank, National Association or with such other bank or trust company that is mutually acceptable to Buyer and the Representative (the “Escrow Agent”) pursuant to the terms hereof and to the terms of an escrow agreement substantially in the form attached as Exhibit B (the “Escrow Agreement”). The portion of the Escrow Amount contributed on behalf of each Seller shall be equal to such Seller’s Pro Rata Share of the aggregate Escrow Amount. The Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) Buyer will pay the Transaction Expenses to the Persons entitled thereto in accordance with the instructions to be delivered by the Company to Buyer prior to the Closing Date.

(c) Buyer will pay to the Executing Shareholders the amounts set forth therefor on the Payment Schedule by wire transfer of immediately available funds in accordance with the instructions set forth on the Payment Schedule.

(d) Buyer will pay to Wells Fargo Bank, National Association or such other bank or trust company that is mutually acceptable to Buyer and the Representative (the “Disbursing Agent”), pursuant to the terms hereof and to the terms of a disbursing agent agreement substantially in the form attached as Exhibit C (the “Disbursing Agent Agreement”), the remaining balance of the Estimated Purchase Price (after making the payments in the preceding clauses of this Section), by wire transfer of immediately available funds to the Disbursing Agent for further payment to the Sellers other than the Executing Shareholders and those Warrant Holders, if any, that are cashing out their Company Warrants pursuant to Section 8.8, in all cases in accordance with the amounts and instructions set forth on the Payment Schedule.

2.4 Purchase Price Adjustment.

(a) Buyer’s Preparation of the Statement. Within 30 days after the Closing Date, Buyer will prepare and deliver to the Representative a consolidated unaudited

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balance sheet for the Companies dated as of the Closing Date and prepared in an a manner consistent in all respects with the representation in Section 4.7(b) (the “Closing Balance Sheet”) and a statement (the “Purchase Price Certificate”) setting forth, in reasonable detail, Buyer’s determination of Purchase Price, including all components in the definition thereof; provided that if Buyer does not deliver to the Representative the Closing Balance Sheet and Purchase Price Certificate within 30 days after the Closing Date, then the Pre-Closing Balance Sheet and Estimated Purchase Price Certificate shall become final and binding upon Buyer to the extent that Buyer shall be prohibited from making any claim thereafter that the Closing Balance Sheet is below the Target Working Capital; provided further that if Buyer does not deliver to the Representative the Closing Balance Sheet and Purchase Price Certificate within 30 days after the Closing Date, then the Representative shall be provided with the Closing Balance and Purchase Price Certificate as soon as reasonably practicable in order to determine any excess of Working Capital over the Target Working Capital, which such excess, if any, shall be paid in accordance with Section 2.4(f)(1). Buyer will give the Representative and its representatives access promptly and at all reasonable times during normal business hours to the personnel, properties, books and records of the Companies for purposes of reviewing the Purchase Price Certificate and the other matters in this Section 2.4. Such 30-day period will be extended to the extent of any delay by the Company in providing such access. The final determination of Working Capital pursuant to this Section 2.4 is “Final Working Capital.”

(b) Representative’s Response to the Purchase Price Certificate. Subject to Section 2.4(a), the Working Capital in the Purchase Price Certificate will become final and binding upon the Parties (and become the Final Working Capital) 30 days after Buyer gives the Purchase Price Certificate to the Representative, unless the Representative gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. Such 30-day period will be extended, to the extent of any unreasonable delay by Buyer or the Companies in providing reasonable access during normal business hours, to the personnel, properties, books and records of the Companies for purposes of reviewing the Purchase Price Certificate and the other matters in this Section 2.4. If the Representative gives a Notice of Disagreement before the end of such 30-day period stated above (as such period may be extended in accordance with the above), then Final Working Capital (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Expert pursuant to Section 2.4(c).

(c) Resolving Matters in Notice of Disagreement. During the 30-day period after a Notice of Disagreement is given, the Representative and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, Representative and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to an independent expert (the “Expert”) for review and resolution. The Expert will be the London office of BDO LLP. If the Expert is not willing to serve in this capacity, then the Expert will be selected by lot from a list of four potential Experts remaining after Representative nominates three, Buyer nominates three, and the Representative and Buyer each eliminate one potential Expert from the other’s nominations. The Expert will determine procedures for such review and consideration, subject to the terms hereof. The Expert will only consider the items

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that remain in dispute. The Expert will render a decision resolving such items in dispute within 30 days after completion of submissions to the Expert. The Expert will determine Final Working Capital solely based on submissions made by the Representative and Buyer consistent with the terms hereof (and not by independent review). The Expert will not assign a value to any item that is greater than the greater value for such item claimed by either Party or less than the lesser value for such item claimed by either Party.

(d) Allocation of Fees and Expenses. The Non-Prevailing Party in such expert determination will pay its own and its Affiliates’ fees and expenses incurred with respect to such expert determination and also will pay a fraction of (1) the fees and expenses of the Expert plus (2) the reasonable out-of-pocket fees and expenses (including reasonable attorneys’ fees) of the Prevailing Party and its Affiliates incurred with respect to such expert determination. Such fraction will be: (A) an amount equal to the difference between the Non-Prevailing Party’s determination of the items in dispute (in the aggregate and as submitted to the Expert) and the Expert’s determination of such items divided by (B) an amount equal to the difference between the Parties’ respective determinations of such items (in the aggregate and as submitted to the Expert). The Prevailing Party will pay the remainder of the fees and expenses of the Expert and the remainder of the Prevailing Party’s and its Affiliates’ fees and expenses. A Party is the “Prevailing Party” if the Expert’s determination of such items is closer to such Party’s determination of such items than it is to the other Party’s determination of such items (in each case in the aggregate and as submitted to the Expert). A Party is the “Non-Prevailing Party” if the other Party is the Prevailing Party. Notwithstanding the foregoing and subject to and in accordance with the provisions of Section 8.10, any such fees and expenses attributable to the Representative shall be the responsibility of the Sellers.

(e) Adjustment to Purchase Price Based on Final Net Working Capital. The Purchase Price will be, and automatically will be adjusted to be, (1) the Initial Purchase Price minus (2) Transaction Expenses and plus or minus (3) the amount by which such Final Working Capital exceeds Target Working Capital (up to a maximum of US$500,000) or the amount by which Final Working Capital is less than Target Working Capital, as applicable.

(f) Reconciliation Payment. Within five Business Days after Final Working Capital becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds):

(1) if the Estimated Purchase Price (as paid at Closing) is less than the Purchase Price (as adjusted, if at all, under Section 2.4(e)), then Buyer will pay to the Disbursing Agent (for further payment to the Sellers in accordance with the allocations and instructions set forth on the Payment Schedule) the amount of such difference, up to a maximum increase of US$500,000 for any such Working Capital excess, without interest; or

(2) if the Estimated Purchase Price (as paid at Closing) is more than the Purchase Price (as adjusted, if at all, under Section 2.4(e)), the Representative and Buyer shall provide joint written notice to the Escrow Agent, authorizing payment to Buyer of an amount from the Escrow Amount equal to the excess of the Estimated Purchase Price over the Purchase Price from the Escrow Amount, without interest.

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(g) Limitation on Indemnification. No matter taken into account in an adjustment to Purchase Price pursuant to this Section 2.4 shall be deemed a Loss or shall otherwise constitute an inaccuracy, breach or failure to comply with any provision of this Agreement by the Company or any Seller (including, for the avoidance of doubt, the Executing Shareholders), but only to the extent such matter is taken into account in an adjustment to Purchase Price pursuant to this Section 2.4.

(h) Target Working Capital Defined. “Target Working Capital” means the amount of US$4,108,000. The Parties’ calculation of Target Working Capital is attached in Exhibit D.

(i) Working Capital Defined. “Working Capital” means an amount equal to (x) current assets of the Companies on a consolidated basis minus (y) total liabilities of the Companies on a consolidated basis (excluding Company Transaction Expenses), in each case determined as of the Effective Time and in accordance with GAAP, except for those items set forth on Schedule 4.7(b).

2.5 Currency. For purposes of this Agreement, all amounts calculated in a currency other than United States dollars shall be converted to the United States dollar equivalent amount in accordance with the relevant currency exchange rate as published in The Wall Street Journal as of the third Business Day prior to the relevant date, unless such currency exchange rate is not published in the Wall Street Journal, in which case, as published on a similar website or publication as may be agreed upon by the Representative and Buyer.

2.6 Withholding. With respect to Company Deferred Shares and the exercise of any Company Options in connection with the Transactions, Buyer and the Company shall be entitled to deduct and withhold (if, and to the extent, such withholding is required by Applicable Law) or to cause to be deducted and withheld (if, and to the extent, such withholding is required by Applicable Law) from any such Seller’s or Optionee’s consideration and any payment otherwise payable pursuant to the Transactions with respect to such Company Option(s) and/or shares such amounts as Buyer or the Company, as the case may be, reasonably determines that it is required to deduct and withhold (if, and to the extent, such withholding is required by Applicable Law) with respect to the making of such payment under the Code or any other applicable provision of law, and all amounts so deducted or withheld shall be paid by Buyer or the Company to the applicable Taxation Authority. To the extent that amounts are so withheld by Buyer or the Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller(s), or as the case may be, the Optionee(s) in respect of which such deduction and withholding was made by Buyer or the Company, as the case may be. Each of Buyer or the Company shall have the right to collect, or to cause to be collected, Internal Revenue Service Forms W-8BEN or W-9, as applicable (or such other form as may be applicable), and any similar forms required under any Applicable Law from the Sellers and Optionees.

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Article 3

REPRESENTATIONS AND WARRANTIES OF EXECUTING SHAREHOLDERS

Except as set forth or described in the Schedules hereto, each Executing Shareholder severally but not jointly represents and warrants to Buyer that:

3.1 Organization; Authorization of Transactions. Each Executing Shareholder that is a legal entity, represents and warrants that it is duly organized, validly existing, and in good standing (if applicable) under the Applicable Law of its jurisdiction of organization. Such Executing Shareholder has the power and authority to execute, deliver and perform such Executing Shareholder’s obligations under this Agreement and the Transaction Documents to which such Executing Shareholder is a party and has obtained from its corporate competent body(ies) (if applicable) all necessary approval(s) and authorization(s) in relation to the transfer of the Shares and more generally the consummation of the Transactions. This Agreement and the Transaction Documents to which such Executing Shareholder is a party have been duly and validly executed and delivered by such Executing Shareholder and constitute the valid and legally binding obligation of such Executing Shareholder, enforceable in accordance with its terms, subject to the Enforcement Limitations.

3.2 No Notice or Approval. Except as disclosed in Schedule 3.2, such Executing Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Transactions”).

3.3 Non-contravention. Except as disclosed in Schedule 3.3, neither the execution and delivery of this Agreement, the Transaction Documents to which such Executing Shareholder is a party nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which such Executing Shareholder is subject or any provision of such Executing Shareholder’s organizational documents (if applicable), (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which such Executing Shareholder is a party or by which such Executing Shareholder is bound or to which any of its or his assets are subject or (c) result in the imposition or creation of a Lien upon or with respect to any of the Shares.

3.4 Claims and Proceedings. There is no pending or, to the Knowledge of such Executing Shareholder, threatened Legal Action by or before any Person against or relating to such Executing Shareholder to restrain or prevent the carrying out of the Transactions or that would adversely affect or prevent the purchase and sale of the Shares or otherwise have a material adverse effect on the ability of such Executing Shareholder to perform its obligation under this Agreement.

3.5 Brokers’ Fees. Such Executing Shareholder has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Equity Interests. Such Executing Shareholder is the legal and beneficial owner of the number (s) and class(es) of Shares set forth next to such Executing Shareholder’s name in

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Schedule 4.2, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Executing Shareholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Executing Shareholder to sell, transfer or otherwise dispose of any equity interests in the Companies. Such Executing Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interests of the Companies.

3.7 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article 3, such Executing Shareholder does not make any other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth or described in the Schedules hereto, the Company represents and warrants to Buyer that:

4.1 Organization, Qualification, and Corporate Power. Each of the Companies are duly organized, validly existing, and in good standing (if applicable) under the Applicable Law of its jurisdiction of organization as set forth in Schedule 4.1. Each of the Companies are duly authorized to conduct business and are in good standing under the Applicable Law in effect at the Closing, in each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. Each of the Companies has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1 is a correct and complete list of the jurisdiction of organization, directors, managers and officers, as applicable, of the Companies. The Company has delivered to Buyer correct and complete copies of the organizational documents for each of the Companies (as amended to date), and the minute books, share transfer register, and account register, as applicable, for each of the Companies. None of the Companies are in material default under or in material violation of any provision of its organizational documents. All statutory books and registers of each of the Companies have been properly kept and no written notice or allegation that any of them is incorrect or should be rectified has been received by the Company. All returns (other than Returns), particulars, resolutions and other documents that the Company or any of the Company Subsidiaries is required by law to file with or deliver to any Governmental Authority in the jurisdiction of incorporation of the Company or any Company Subsidiary, including, with respect to the Company, the Registrar of Companies in England and Wales have, in all material respects, been correctly made up and filed or, as the case may be, delivered.

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4.2 Capitalization.

(a) The maximum nominal amount of shares in the capital of the Company which the directors of the Company may allot or grant subscription or conversion rights over is £5,000,000, divided into 199,999,000 ordinary shares of £0.01 each (the “Company Ordinary Shares”), of which 57,230,657 are issued and outstanding as of the date hereof, 300,000,000 preferred ordinary shares of £0.01 each (the “Company Preferred Shares”), of which 197,187,218 are issued and outstanding as of the date hereof, and 1,000 D ordinary shares of £0.01 each (the “Company Deferred Shares”; together with the Company Ordinary Shares and the Company Preferred Shares, the “Company Shares”), of which 1,000 shares are issued and outstanding as of the date hereof. No shares of capital stock of the Company are held in the Company’s treasury. The registered holders and beneficial owners of the Shares and the number of shares that they respectively hold and beneficially own in the Company are set forth in Schedule 4.2(a), free and clear of any restrictions on transfer, and the Shares as so listed constitute all of the outstanding equity interests of the Company. The liquidation preferences of each class or series of Company Shares is set forth in the Articles. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable. None of the Shares were issued in violation of Applicable Law or the applicable organizational documents of the Company or any pre-emptive (or other similar right) of any Person. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the share capital of the Company. There is no liability for dividends accrued but unpaid except as set forth in the Articles. The Company has never purchased, redeemed or repaid any of its own share capital.

(b) Schedule 4.2(b) lists for each Person who, as of the date hereof, holds Company Options, (i) the name of the holder of each such Company Option; (ii) the exercise price for each such Company Option; (iii) the number of shares of Company Ordinary Shares covered by each such Company Option; (iv) the date of grant and expiration date of each such Company Option; and (v) the type and plan or scheme under which the options have been granted. True and complete copies of the standard option agreements or certificates of grant under the Company Plans and each agreement for each grant of Company Options that does not conform to the standard documents of grant under the Company Plans and copies of all option agreements entered into otherwise than pursuant to the Company Plans (“Option Agreements”) have been made available by the Company to Buyer. No Company Options have been granted or are outstanding except under and pursuant to the Company Plans or the Option Agreements. Schedule 4.2(b) lists for each Person who, as of the date hereof, holds Company Warrants, (w) the name of the holder of each such Company Warrant; (x) the exercise price for such Company Warrant; (y) the number and class of shares covered by such Company Warrant; and (z) the date of grant and expiration date of such Company Warrant. True and complete copies of each agreement granting or creating such Company Warrants have been made available to Buyer. Other than as set forth in Schedule 4.2(b) there are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any equity interests of the Company’s authorized but unissued share capital or any securities convertible into or exchangeable for any shares in the capital of the Company or obligating the Company to grant, issue, extend, or enter into any such

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option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares in the capital of the Company. At the Effective Time, all Company Options and Company Warrants will have been exercised, forfeited or terminated and, in all cases, of no further force or effect.

(c) The Company and each Seller (in the case of the Sellers, severally and not jointly), by their approval hereof, hereby represents, warrants, acknowledges and agrees (in the case of each Seller, as to itself and for the benefit of Buyer and each other Seller) that, as of the Closing, Schedule 4.2(c) (which will be attached hereto after the date hereof in accordance with Section 2.2(b)) and as separately set forth in such Seller’s Drag Document and/or document executed pursuant to Section 8.8, as applicable, accurately sets forth (i) the dollar amount that each Seller is entitled to receive as his, her or its Pro Rata Share of the Estimated Purchase Price to be paid by Buyer at Closing (net (A) those portions of the Estimated Purchase Price paid pursuant to Sections 2.3(a) and 2.3(b) hereof and (B) of any applicable exercise price or withholding in respect of any Company Options, Company Warrants or Company Deferred Shares held by such Seller); (ii) the dollar amount that each Seller is contributing as his, her or its Pro Rata Share of the Escrow Amount to be contributed on behalf of each Seller at Closing pursuant to Section 2.3(b); (iii) the percentage of any additional payments of Purchase Price or indemnification to which such Seller may be entitled following the Closing under Sections 2.4 or 9.2 or otherwise; and (iv) payment instructions for each Seller.

4.3 Subsidiaries.

(a) Schedule 4.3(a) sets forth the names and jurisdictions of organization of each Company Subsidiary and each other Person in which any of the Companies owns any equity interest, and the states or countries in which each Company Subsidiary is qualified to do business. Other than the Company Subsidiaries and other Persons listed on Schedule 4.3(a), none of the Companies owns any stock or other equity interest in, has any agreement to purchase any stock or other equity interest in, or control (directly or indirectly) any entity.

(b) Schedule 4.3(b) lists the authorized and outstanding capital stock or equity interests, as applicable, for each Company Subsidiary, the holders of all outstanding capital stock or equity interests of each Company Subsidiary, and the number of shares owned by each holder of outstanding capital stock or equity interests of each Company Subsidiary. All of the issued and outstanding capital stock or equity interests, as applicable, of each such Company Subsidiary have been duly authorized, and are validly issued, fully paid, and non-assessable, and no equity interest in any such Company Subsidiary was issued in material violation of Applicable Law or the organizational documents of such Company Subsidiary or any pre-emptive right (or other similar right) of any Person. All of the issued and outstanding capital stock or equity interests, as applicable, of the Company Subsidiaries are free and clear of any restrictions on transfer, and the capital stock or equity interests listed constitute all of the outstanding equity interests of the Company Subsidiaries. There are no options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any equity interests of the Company Subsidiaries authorized but unissued share capital or any securities convertible into or exchangeable for any shares in the capital of

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any of the Company Subsidiaries or obligating any of the Company Subsidiaries to grant, issue, extend, or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement to obtain any shares in the capital of any of the Company Subsidiaries, and there is no liability for dividends accrued but unpaid. None of the Company Subsidiaries has at any time purchased, redeemed or repaid any of its own share capital.

4.4 Non-contravention. Assuming the compliance of Buyer with the provisions of this Agreement, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will violate any provision of the organizational documents of the Companies, or to the Knowledge of the Company, violate any Applicable Law or Legal Restriction to which the Companies are subject. None of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order for the Parties to consummate the Transactions.

4.5 Brokers’ Fees. None of the Companies has any Liability to pay any fees or commissions to any broker, finder, investment banker or other third party with respect to the Transactions.

4.6 Certain Assets. Each of the Companies has good and marketable title to, or (if such leasehold or other interest is disclosed in Schedule 4.6) a valid leasehold or other interest in, the properties and assets used by it, located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, or as is otherwise necessary for the conduct of their business as conducted and as presently proposed to be conducted, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Fiscal Month End or cash distributed since the Most Recent Fiscal Month End. All of the tangible assets necessary for the conduct of the business of the Companies have been maintained in accordance with their applicable contractual terms or otherwise with normal applicable industry practice, are in good operating condition and repair (except normal wear and tear) and are suitable and sufficient for the purposes for which they are presently used and presently are proposed to be used. Except as disclosed in Schedule 4.6, the Companies have exclusive possession and control of each such asset. Schedule 4.6 is a complete and accurate list of each fixed asset owned or leased by the Companies with a value in excess of US$1,000 stating its value and location.

4.7 Financial Statements; Financial Records.

(a) Attached hereto as Schedule 4.7 are the following financial statements: (i) audited consolidated balance sheets and income statements, and the notes thereto, as of and for the years ended December 31, 2011, December 31, 2010, and December 31, 2009 for the Company (the “Audited Financial Statements”); and (ii) a consolidated unaudited balance sheet and income statement as of and for the six months ended June 30, 2012 (the “Most Recent Fiscal Month End”) for the Company (the “Most Recent Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (1) were prepared in accordance with GAAP and the Companies Act 2006, (2) were prepared in accordance with, and are consistent with, the

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books and records of the Companies (which books and records are correct and complete in all material respects) and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Companies at their respective dates and the results of operations of the Companies for the respective periods covered thereby, except that the Most Recent Financial Statements are compiled in accordance with GAAP and historical accounting policies of the Company as set out in the Audited Financial statements and are subject to the absence of footnote disclosures and other presentation items and to normal year-end adjustments. The financial records of each of the Companies, all of which the Executing Shareholders have made available to Buyer, are true and fair.

4.8 Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing (and except as disclosed in Schedule 4.8) since the Most Recent Fiscal Month End:

(a) none of the Companies has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) none of the Companies has entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business other than Contracts listed in Schedule 4.15(a);

(c) no party (including the Companies) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than US$25,000 in any consecutive 12-month period to which any of the Companies is a party or by which it is bound, other than in connection with the completion or expiration of any such Contract in the Ordinary Course of Business;

(d) none of the Companies has imposed any Liens, other than Permitted Liens, upon any of its assets, tangible or intangible;

(e) none of the Companies has made any capital expenditure (or series of related capital expenditures) either involving more than US$25,000 in any consecutive 12-month period or outside the Ordinary Course of Business;

(f) none of the Companies has made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than US$25,000 in any consecutive 12-month period or outside the Ordinary Course of Business;

(g) none of the Companies has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than US$25,000 singly or US$50,000 in the aggregate, in either case in any consecutive 12-month period;

(h) none of the Companies has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

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(i) none of the Companies has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than US$25,000 or outside the Ordinary Course of Business;

(j) none of the Companies has transferred, assigned or granted any license or sublicense of any rights under any Intellectual Property outside the Ordinary Course of Business, except pursuant to any of the Contracts set forth on Schedule 4.15(a);

(k) there has been no change made or authorized in the organizational document of any of the Companies;

(l) except as contemplated by Section 7.1(i), in connection with the grant of Top-Up Options or in connection with the exercise of a Company Option or a Company Warrant, which shall in either case be conditioned upon such Person’s agreement to execute the Drag Documents with respect to all of the Shares issued to such Person in connection with such exercise, none of the Companies has issued, sold or otherwise disposed of any of its equity interests or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(m) none of the Companies has declared, set aside or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity interests;

(n) none of the Companies has experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its material property;

(o) none of the Companies has made any loan to, or entered into any other transaction with, any of its directors, managers, officers, or employees outside the Ordinary Course of Business;

(p) none of the Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) none of the Companies has granted or promised any increase in the base compensation of or made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business;

(r) none of the Companies has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) none of the Companies has made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business;

(t) none of the Companies has discharged a material Liability or Lien outside the Ordinary Course of Business;

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(u) none of the Companies has made any loans or advances of money, other than travel advances made in the Ordinary Course of Business;

(v) none of the Companies has disclosed any material Confidential Information, except pursuant to non-disclosure agreements or in the Ordinary Course of Business; and

(w) none of the Companies has committed to any of the foregoing.

4.9 Undisclosed Liabilities. As of the Most Recent Fiscal Month End, none of the Companies has any Liability (and, to the Knowledge of the Company, there is no Basis for any present or future Legal Action against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Fiscal Month End; (iii) obligations of future performance under contracts set forth on a Schedule hereto or contracts entered into after the date hereof without violating or breaching Section 8.7; or (iv) Liabilities listed in Schedule 4.9(a).

4.10 Legal Compliance.

(a) During the past five (5) years, or at all times since organization, formation or incorporation (as applicable) if less than five (5) years:

(1) each of the Companies has been operated in compliance in all material respects with all Applicable Law;

(2) to the Knowledge of the Company, no Governmental Authority has alleged that any of the Companies are not, or were not, in compliance in any material respect with any Applicable Law, the reason for which has not been corrected; and

(3) to the Knowledge of the Company, no Governmental Authority has alleged (a) any actual or possible violation of Applicable Law or any Permit or any failure to comply with any term or requirement of any Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(b) The Companies possess, and are in compliance in all material respects with, each material permit, license, franchise, certificate, or other governmental authorization or approval necessary for the Companies to own, operate and use their assets and conduct their business (the “Permits”) and all such Permits are in full force and effect. The Company has delivered to Buyer a true, correct and complete copy of each Permit, and each Permit is listed in Schedule 4.10(a).

(c) None of the Companies sells or solicits, directly or indirectly, any products to any entity or enterprise located in those countries that are identified in Part 746 (Embargoes and Other Special Controls) of the U.S. Export Administration Regulations, in the Sanctions Program of the U.S. Department of Commerce, by the U.S. Foreign Assets Control Regulations, or on the U.S. Department of State Defense Trade Controls Embargo Reference

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Chart. None of the Company Products are controlled under or subject to the International Traffic in Arms Regulations. Without limiting Section 4.10(b), the Companies have at all times been, and are currently, in material compliance with all U.S. and foreign customs and import laws and regulations, and has paid all fees, duties, levies and other amounts required to be paid pursuant thereto.

4.11 Tax Matters. “Tax” and “Taxation” means any and all forms of taxation and social security contributions and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, levies and withholdings of any nature whatsoever, including (without limitation) corporation tax, income tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, capital duties, national insurance contribution liabilities, local authority council taxes and duties, US federal income tax, state income and franchise tax, sales and use tax, real property tax, in each case whether imposed in the United Kingdom or elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to any of the Companies or any other person, together with all penalties, charges, interest and additional taxes relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any of the foregoing. “Tax Affiliate” and, collectively, the “Tax Affiliates” means each of the Companies. “US Tax Affiliate” means a Tax Affiliate that is a corporation subject to United States federal income tax under section 11 of the Code.

(a) All material returns, declarations, computations, notices, information reports, estimates, information returns, and statements (“Returns”) which are or have been required to be filed by each Tax Affiliate for any Taxation purpose (i) have been filed within the requisite periods or within permitted extensions of such periods and are true, correct and complete in all material respects, and (ii) none of such Returns is the subject of any material dispute or claim concerning any Tax liability raised by any Tax authority in a writing received by any Tax Affiliate. No Tax Affiliate has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency of any Tax Affiliate, which waiver or extension remains in effect.

(b) In relation to goods and services tax or value-added or other similar tax, each Tax Affiliate:

(i) has been duly registered and are taxable persons;

(ii) has complied, in all material respects, with all statutory requirements, orders, provisions, directions or conditions; and

(iii) has not been required by the relevant authorities of customs and excise to give security.

(c) The Tax Affiliates maintain and have available at their offices complete, correct and up to date records as required by Applicable Laws corresponding to each Tax.

(d) All Taxes due and owing by any Tax Affiliate have been paid.

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(e) Each Tax Affiliate has made all deductions and withholdings in respect or on account of Taxation which it was required to make from any payments made by it including, but not limited to, interest, annuities or other annual payments, royalties, rent, remuneration, payable to employees, consultants, contractors, or sub-contractors, or payments to a non-resident, and each Tax Affiliate has accounted in full to the relevant applicable taxation authority, including, but not limited to, the state and country in which each Tax Affiliate is domiciled or other Taxation authority having jurisdiction over each Tax Affiliate (“Taxation Authority”) or other Governmental Authority for any Taxation so deducted or withheld in the manner required.

(f) In relation to stamp duty assessable or payable anywhere in the world, as at the date of this Agreement and as at the Closing Date all documents in the enforcement of which any Tax Affiliate may be interested have been duly stamped and no document belonging to any Tax Affiliate now or at Closing which is subject to ad valorem stamp duty, or other stamp duty required by applicable Law, is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which any Tax Affiliate has obtained relief, has become payable.

(g) There are no liens for Taxes (other than Taxes not yet due and payable) on any property owned by the Tax Affiliates.

(h) To the Knowledge of the Company, no Tax Affiliate has paid any fine or penalty charged by virtue of any other statutory provision relating to Taxation and none of the Companies has any interest, relating to Taxation, due as of Closing, except to the extent set out in the Closing Balance Sheet. No tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Tax Affiliate. No Tax Affiliate has received from any Taxing Authority (including jurisdictions where any Tax Affiliates have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Tax Affiliate.

(i) The unpaid Taxes of the Tax Affiliates (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, none of the Companies has incurred any liability for Taxes arising from extraordinary gains or losses, outside the Ordinary Course of Business consistent with past custom and practice.

(j) No Tax Affiliate will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

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(3) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(4) installment sale or open transaction disposition made on or prior to the Closing Date; or

(5) prepaid amount received on or prior to the Closing Date.

(k) No change has occurred in the business of a Tax Affiliate which would prevent any tax loss being carried forward and deducted from assessable income or offset capital gains in a subsequent year.

(l) No Tax Affiliate has taken any action which does or might adversely affect an agreement with a Tax Authority or a tax ruling from a Tax Authority.

(m) No Tax Affiliate has or has had a permanent establishment, as defined in any applicable Tax treaty, law or regulation, in any country where it does not file Returns appropriate to such status, if required. To the Knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where any of the Companies does not file Tax Returns that that any of the Companies is or may be subject to Taxation by that jurisdiction.

(n) No Tax Affiliate is a party to or bound by any Tax allocation or sharing agreement.

(o) No Tax Affiliate has any liability for the Taxes of any Person (other than another Tax Affiliate) under Treasury Regulation section 1.1502-6 (or any similar provision of non-U.S. law), as a transferee or successor, by contract, or otherwise.

(p) No Tax Affiliate has since the date of the Most Recent Financial Statements engaged in, or been a party to, any transaction or series of transactions of which the sole purpose was or could be said to be the avoidance of a liability to Taxation.

(q) No US Tax Affiliate has ever been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r) No US Tax Affiliate has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.

(s) No Tax Affiliate has been the subject of an investigation, request of information, discovery or access order by or involving any Taxation Authority.

(t) No Tax Affiliate has been part of a GST, VAT, payroll tax or consolidated group for Tax purposes with any person other than another Tax Affiliate.

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(u) No US Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the Transactions will not be a factor causing payments to be made by any of the Sellers or any Tax Affiliate to be non-deductible (in whole or in part) under Section 280G of the Code.

(v) All transactions that could give rise to an understatement of federal income Tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

(w) No US Tax Affiliate is or has been subject to the provisions of Section 1503(d) of the Code related to “dual consolidated loss” rules.

(x) All purchase price allocations, including adjustments made for purposes of any applicable debt forgiveness rules, for any acquisition or disposition by any Tax Affiliate of stock or assets completed prior to or in process at the Closing Date have been made in compliance with Applicable Law.

4.12 Real Property.

(a) Schedule 4.12(a) sets forth a complete list of all real property (being buildings and premises in which the Companies have an interest (the “Real Property”)) leased, licensed or otherwise used or occupied by the Companies, or which the Companies have the right to occupy, now or in the future (each such lease, license or agreement to occupy real property being hereinafter referred to as a “Lease”). The Company has delivered to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as disclosed in Schedule 4.12(a), with respect to each Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforcement Limitations, and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties;

(ii) the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii) all rent and other sums and charges payable by any of the Companies as tenant thereunder are current;

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(iv) the possession and quiet enjoyment by any of the Companies of the Real Property under such Lease has not been disturbed, and there is no dispute, oral agreement or forbearance program in effect with respect to such Lease;

(v) neither the Companies nor, to the Knowledge of the Company, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(vi) neither the Companies nor any other party to the Lease has exercised any termination right with respect thereto;

(vii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(viii) none of the Companies has received written or, to the Knowledge of the Company, oral notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of any of the Companies;

(ix) none of the Companies owes, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(x) none of the Companies has subleased, licensed or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof;

(xi) none of the Companies has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(xii) one of the Companies has good title to the leasehold estate and other rights of the tenant with respect to the Real Property affected by such Lease, and there are no Liens on the estate or interest created by such Lease.

(b) Except as listed in Schedule 4.12(b):

(i) none of the Companies has given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Lease, affect any right or obligation under any Lease or otherwise be binding upon any successor to the position of any of the Companies under any Lease;

(ii) none of the Companies is currently contesting any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Lease;

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(iii) there is no purchase option, right of first refusal or first option held by any of the Companies with respect to any real estate or building subject to any Lease that is not contained within such Lease; and

(iv) none of the Companies has exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of such Company under any Lease or to purchase the real property subject to any Lease.

(c) None of the Companies has any actual or contingent liability in respect of Previously-owned Land and Buildings nor has any of the Companies given any guarantee or indemnity for liability relating to any Real Property or any Previously-owned Land and Buildings.

(d) Each of the Companies has paid all and any transfer, documentary, sales, use, stamp, registration and other similar taxes (including Stamp Duty Land Tax in the United Kingdom) and all conveyancing fees, recording charges, other fees and charges relating to the Leases, the Real Property, and any Previously-owned Land and Buildings.

(e) At the end of any Lease term or license period granted by a Lease, none of the Companies is liable to carry out any works of reinstatement in respect of the Real Property to which such Lease relates in order to remove any alterations made during or prior to such license period or Lease term, or to make good such property to which such Lease relates as a result of such works.

4.13 Intellectual Property.

(a) The Companies (i) own and have independently developed, or (ii) have the valid right or license to all Intellectual Property that has been used in the conduct of the Companies’ business as of the Closing (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights include all rights necessary for such conduct of the Companies’ business as presently conducted. As used in this Section 4.13(a), “Company-Owned IP Rights” means Company IP Rights that are owned by the Companies; and “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights.

(b) (i) Except as set forth in Schedule 4.13(b)(i), the execution, delivery and performance of this Agreement will not: (i) constitute a material breach of or default under any instrument, contract, license or other agreement governing any Company IP Right to which any of the Companies is a party (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of any of the Companies to use, possess, sell or license any Company IP Right or portion thereof.

(ii) Except as set forth in Schedule 4.13(b)(ii), there are no royalties, honoraria, fees or other payments payable by any of the Companies to any third Person (other than amounts payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession,

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license, sale, marketing, advertising or disposition of any Company IP Rights by any of the Companies to the extent necessary for the conduct of the Companies’ business and none will become payable as a result of the consummation of the Transactions, in and of themselves.

(c) To the Knowledge of the Company, neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by any of the Companies or under development by any of the Companies, including all Company Products, nor the operation of their business, violates any Contract between any of the Companies and any third party or infringes or misappropriates any right in the Intellectual Property of any other party. None of the Companies has received any written communications alleging any of the foregoing is untrue.

(d) There is no pending or, to the Knowledge of the Company, threatened, claim or litigation contesting the validity, scope, enforceability, ownership or right of any of the Companies to exercise any Company IP Right nor, to the Knowledge of the Company, is there any Basis for any such claim, nor have any of the Companies received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof infringes or will infringe the proprietary rights of any other party.

(e) To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Companies: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement, or any other Contract with any other party by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, any of the Companies or using trade secrets or proprietary information of others without permission; (b) is party to any Contract with any prior employer or other party that prohibits or otherwise restricts such employee, consultant or independent contractor in any material respect from performing his prior or current duties at any of the Companies; or (c) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for any of the Companies that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted (or agreed to assign or otherwise grant) to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Company, the employment of any employee of the Companies and the use by any of the Companies of the services of any consultant or independent contractor has not and does not subject any of the Companies to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for any of the Companies because such employment, consulting or independent contractor relationship interferes with the rights any third party has under on a written contract between such third party and any such employee or consultant, or independent contractor.

(f) (i) Each of the Companies have taken reasonable and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of material confidential information of the Companies and to preserve and maintain the Companies’ interests and proprietary rights in Company IP Rights (including in each case the source code for all of the Proprietary Software Products). To the Company’s Knowledge, there is no misappropriation of any such trade secrets by a Person.

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(ii) Except as set forth in Schedule 4.13(f)(ii), all current and former officers, employees and consultants of the Companies who have or have had access to proprietary information of any of the Companies, its customers or business partners, have executed and delivered to the Companies agreements regarding the protection of such proprietary information (in the case of proprietary information of the Companies’ customer and business partners, to the extent required by such customers and business partners); and copies of all such Contracts have been delivered to Buyer (and, for the purpose of clarity, constitute Company IP Rights Agreements).

(iii) Except as set forth in Schedule 4.13(f)(iii), the Companies have secured written assignments from all of the Companies’ consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons or that any of the Companies does not already own by operation of law (and, for the purpose of clarity, all such assignments constitute Company IP Rights Agreements).

(iv) No current or former employee, officer, director, consultant or independent contractor of any of the Companies has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

(g) Schedule 4.13(g) contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Companies of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs with any Governmental Authority, including Internet domain name registrars; in each case listing, as applicable, (x) the name of the applicant/registrant and current owner, (y) the jurisdiction where the item is located and (z) the application or registration number; and (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Laws by the Companies to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. All patents, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by the Companies are valid, enforceable and subsisting. To the Knowledge of the Company, all items set forth under clause (i) are currently in compliance in all material respects with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or actions.

(h) Schedule 4.13(h)(i) and Schedule 4.13(h)(ii), as applicable, contain a true and complete list of (i) all licenses, sublicenses and other agreements as to which any of the Companies is a party and pursuant to which any Person is authorized to use any Company IP Rights, and (ii) all licenses, sublicenses and other agreements as to which any of the Companies is a party and pursuant to which any of the Companies is authorized to use any third party Intellectual Property (and, for the purpose of clarity, they constitute Company IP Rights Agreements). To the Company’s Knowledge, there is no unauthorized use, disclosure,

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infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of any of the Companies, and none of the Companies has made any allegations to the contrary. None of the Companies have agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed, or provided by any of the Companies, other than indemnification provisions contained in the Companies’ purchase orders or other contracts entered into in the Ordinary Course of Business, all forms of which have been provided to Buyer.

(i) No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for Company Shares) was used in the development of the Company IP Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Companies who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Companies. To the Knowledge of the Company, no Governmental Authority, university, college, or other educational institution or non-profit research center has any claim or right in or to any Company IP Rights, including any “march in” rights.

(j) Schedule 4.13(j) sets forth a true, correct and complete list, for each Company Product (including each product currently under development), of all Freely Available Software that (a) is incorporated in or bundled with such Company Product, or from which any portion of such Company Product is derived, or (b) is used in connection with the development of such Company Product. Schedule 4.13(j) of also lists, for each such item of Freely Available Software, the agreement under which such item is licensed to any of the Companies. No Software that is incorporated or embedded in any of the Company Products has been combined by any of the Companies with any third party software, including software subject to an open source license, in such a manner that, as a result of such combination: (A) restrictions are placed on the rights of any of the Companies to license, sublicense, resell, provide or distribute such Company Products (other than copyright notices and other similar requirements on the distribution of third party software), (B) placing restrictions on the rights of any of the Companies to charge fees for the sublicense, resale, provision or distribution of the Company Products, (C) any of the Companies is required to make available the source code for any Company Products to any third parties to which any of the Companies licenses, sublicenses, resells, provides or distributes the Company Products in non-source code form, (D) any of the Companies is required to grant licenses to any Company IP Rights, (E) any of the Companies is prohibited from claiming copyright in any derivative works made by any of them from or in the Company Products, or (F) any of the Companies is prohibited from restricting the Persons by which, or the purposes for which, the Company Products may be used.

4.14 Privacy, Systems, and Security.

(a) Compliance with Laws. To the Knowledge of the Company, the Companies have not failed to comply with all Applicable Laws (including, but not limited to, the Data Protection Act 1984 and the Data Protection Act 1998) regarding the use, storage,

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disclosure or transfer of personally identifiable information. To the Knowledge of the Company, no investigation relating to the information privacy or data security practices (including collection, transfer, or use) of any of the Companies is being conducted by any Governmental Authority. To the Knowledge of the Company, there has been no data security breach of any computer systems or networks that are owned, used, or controlled by or on behalf of any of the Companies.

(b) Computer Systems. Each of the Companies owns, leases or licenses Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are useful for the operations of its business as presently conducted. The Companies have taken reasonable, necessary and appropriate steps in accordance with its policies derived from its certification under PCI DSS and ISO27001 to preserve the availability, security and integrity of its Computer Systems and the data and information stored on its Computer Systems. The Computer Systems operate and perform in all material respects in a manner that permits the Companies to conduct their business as currently conducted, and each of the Companies have purchased or otherwise lawfully acquired a sufficient number of licenses for all Third Party Software used by the Companies. The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials which describe the operation, functions and technical characteristics applicable to the Company Systems are complete in all material respects and sufficient to permit the Companies to support and maintain the products, services and operations of the business. With respect to the Computer Systems: (i) there have been no successful or, to the Knowledge of the Company, unsuccessful, unauthorized intrusions or breaches of the security thereof; (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects; (iii) the Companies have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Companies) in a timely manner any and all security patches or security upgrades that are generally available therefor; and (iv) except as set forth in Schedule 4.14(b), no third party providing services to any of the Companies have failed to meet any service obligations. The Companies have implemented reasonable backup and disaster recovery technology processes substantially consistent with ISO27001 and PCI DSS and has tested such processes for effectiveness.

4.15 Contracts.

(a) Schedule 4.15(a) lists the following Contracts to which any of the Companies is a party:

(i) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of US$25,000 per annum;

(ii) any Contract (or group of related Contracts) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of US$25,000;

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(iii) any Contract concerning a partnership or joint venture;

(iv) any Contract (or group of related Contracts) under which any of the Companies has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of US$25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any Contract concerning confidentiality or non-competition other than non-disclosure agreements entered into in the Ordinary Course of Business;

(vi) any Contract under which any of the Companies is currently or potentially obligated to share revenues or income with any other Person (including any Seller or any of its or his Affiliates);

(vii) any Contract with any Seller or any of its or his Affiliates;

(viii) a list of current Optionees and Warrant Holders;

(ix) any collective bargaining Contract or other union or works council Contract with any union or labor organization or employee group;

(x) any Contract with any Person who is employed or engaged on a full-time, part-time, consulting, or other basis;

(xi) any Contract under which any of the Companies has advanced or loaned any amount to any of its directors, managers, officers, or employees outside the Ordinary Course of Business;

(xii) any Contract including change of control provisions requiring that any of the Companies comply with particular information/request conditions prior to the consummation of the Transactions;

(xiii) any Contract under which any of the Companies has granted any Person any registration rights (including demand and piggyback registration rights);

(xiv) any Contract (other than Contracts with customers in the Ordinary Course of Business) under which any of the Companies has agreed to indemnify any other Person for any loss, expense or Liability;

(xv) any Contract under which any of the Companies has advanced or loaned any other Person amounts in the aggregate exceeding US$25,000; or

(xvi) any other Contract (or group of related Contracts), understanding or course of dealing that will require any of the Companies to make any payment in excess of US$25,000 after the Closing (other than in the Ordinary Course of Business).

(b) The Company has delivered to Buyer a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.15(a) and a written summary setting

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forth the terms and conditions of each oral Contract referred to in Schedule 4.15(a). With respect to each such Contract, except as set forth in Schedule 4.15(b): (i) the Contract is legal, valid, binding, enforceable (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect on identical terms immediately following the consummation of the Transactions; (iii) none of the Companies or, to the Company’s Knowledge, any other party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the Contract; and (iv) none of the Companies or, to the Company’s Knowledge, any other party has repudiated any provision of the Contract.

4.16 Accounts Receivable. The accounts receivable of the Companies have been generated in the Ordinary Course of Business in accordance with GAAP, reflect valid obligations due to the Companies for the payment of goods or services provided by its business and, except as otherwise disclosed in Schedule 4.16 and, subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements, are collectible in the Ordinary Course of Business, as adjusted for the passage of time through the Closing Date. No counterclaims, offsetting claims, or defenses to collection of such receivables have been incurred that are material to the amount of such receivables are pending or, to the Knowledge of the Company, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against.

4.17 Powers of Attorney. Except as disclosed in Schedule 4.17, there are no outstanding powers of attorney executed on behalf of the Companies or any of their manager(s).

4.18 Insurance.

(a) Schedule 4.18(a) sets forth the following information with respect to each insurance policy (including policies providing professional liability, errors and omissions, directors and officers liability, property, casualty, liability and workers’ compensation coverage, bond and surety arrangements and other customary matters) to which any of the Companies is currently a party, a named insured or otherwise the beneficiary of coverage:

(i) the name of the insurer, the name of the policyholder and the name of each covered insured;

(ii) the policy number and the period of coverage;

(iii) all current claims outstanding.

(b) With respect to each such insurance policy, to the Company’s Knowledge: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Companies has received written notice that any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy; and (iii) to Company’s Knowledge, no party to the policy has repudiated any provision thereof. Schedule 4.18(a) also describes any self-insurance arrangements affecting the Companies.

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4.19 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim, charge or, to the Company’s Knowledge, investigation pending against any of the Companies (or, to the Company’s Knowledge, against any officer, director, employee or agent of Company in their capacity as such or directly relating to their employment, services or relationship with the Company) before any Governmental Authority, nor, to the Company’s Knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against any of the Companies. To the Knowledge of the Company, there is no Basis for any Person to assert a claim against any of the Companies based upon: (a) the Company’s entering into this Agreement, or any of the Transactions; (b) any confidentiality or similar agreement entered into by any of the Companies; (c) any claim that any of the Companies have agreed to sell or dispose of all or any substantial portion of its assets or business or shares of Company Shares to any party other than Buyer, whether by way of merger, consolidation, sale or assets or otherwise; (d) any wrongful failure by any of the Companies to issue any of its stock or other securities to any party; (e) any rights under any agreement among any of the Companies and the holders of any Company Shares; or (f) a claim of ownership of, or options, warrants or other rights to acquire ownership of, any shares of the capital stock of any of the Companies, or any rights as a holder of any Company Shares, including any option, warrant or preemptive rights or rights to notice or to vote.

4.20 Products.

(a) Schedule 4.20(a) is a complete and accurate list of the Proprietary Software Products of the Companies.

(b) Schedule 4.20(b) is a complete and accurate list of the Software, indicating in connection with each Software product the Third Party Software included therein.

(c) Schedule 4.20(c) accurately sets forth each product and service currently being marketed, distributed, licensed or sold by any of the Companies, including the Proprietary Software Products (“Company Products”).

(d) Schedule 4.20(d) includes copies of the standard terms and conditions of sale, lease or license for each of the Companies (containing applicable guaranty, warranty, and indemnity provisions). The Company Products are merchantable and fit for the purpose specified in the applicable customer agreements, and to the Knowledge of the Company are free from material defects, including with respect to the content included in the Company Products. None of the Company Products are subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale, lease or license set out in each customer Contract in Schedule 4.20(d).

4.21 Customers and Suppliers.

(a) Customers. To the Company’s Knowledge, no current customer of the Company that has accounted for a minimum of at least US$25,000 in aggregate revenues and for

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which the Company has an outstanding receivable has entered into bankruptcy proceedings, negotiations with creditors or been declared insolvent. Schedule 4.21(a) sets forth a true, correct and complete list of the twenty largest customers of the Companies, determined on the basis of sales revenues and on a consolidated basis, for each of the fiscal years ended December 31, 2010 and 2011.

(b) Suppliers. Schedule 4.21(b) sets forth a true, correct and complete list of the twenty largest suppliers of the Company, determined on the basis of costs of items purchased for each of the fiscal years ended December 31, 2010 and 2011, a consolidated basis and a list of all sole source suppliers of the Companies.

(c) Except as set forth in Schedule 4.21(c), no customer or supplier of any of the Companies has canceled or otherwise terminated a purchase order or other contract for Company products or services with a value in excess of $25,000 with any of the Companies in the twelve months prior to the date hereof. To the Company’s Knowledge, no customer or supplier has notified the Company that it plans to terminate, cancel or otherwise adversely modify its relationship with any of the Companies or to decrease or limit its purchase of the services or products of the any of the Companies below its written forecasts provided to the Companies.

4.22 Employees.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “UK Employment Legislation” means all statutes, regulations, contractual obligations, obligations at common law and in equity arising in England and Wales or under European legislation affecting relations between employers and their directors, employees, contractors or other workers including the UK Employees.

(ii) “UK Employee” means any person employed by any of the Companies in the United Kingdom.

(b) Schedule 4.22 sets forth a true, correct and complete listing of all employees of the Companies, as well as independent contractors, agents, agency workers, casual workers, other workers, representatives and leased employees (including leased employees as defined in Section 414(n) of the Code), as of the date hereof, including their respective name, date of birth (or age), job title or function, the employing or contracting entity, classification as exempt or non-exempt under the Fair Labor Standards Act (as applicable), the commencement date of their employment or other engagement with the Companies and the date on which continuous service began and job location, as well as a true, correct and complete listing of the current salary, wage or fee, incentive pay, commission and bonuses (including any benefits and privileges provided or which any of the Companies is bound to provide), accrued vacation, and the current status (as to secondment, maternity, paternity, adoption, workers’ compensation or other leave, disability pay status, leave eligibility status, employment status, full time or part time, exempt or nonexempt, temporary or permanent status) of such individuals, the law governing their contract of employment or engagement (as applicable) and the length of notice

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necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals. Other than as fully reflected or specifically reserved against in accordance with GAAP in the Audited Financial Statements or the Most Recent Financial Statements, none of the Companies has paid or promised to pay any bonuses, commissions or incentives (including, without limitation, any share option arrangement, commission, profit sharing, deferred compensation or bonus scheme) or any enhanced redundancy or other severance scheme to any of its employees, independent contractors or other workers, including any officer or director. Each Person who provides services to any of the Companies or any ERISA Affiliate is properly classified with respect to employment status for all purposes, including, without limitation, for employment, labor and Tax purposes. The Companies have maintained up-to-date records and have delivered to Buyer a complete list of all contracts, the employee handbook, policies and copies of all agreements or arrangements with any trade union, employee representative, labor union or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may be applicable to the employees, independent contractors, agents, agency workers, casual workers, other workers, representatives and leased employees of the Companies.

(c) No officer or, to the Knowledge of the Company, significant employee or consultant (whose departure would significantly disrupt the provision of services by a department or function) of any of the Companies and no group of any of the Companies’ employees has, to the Knowledge of the Company, given notice to terminate his or her employment or has orally communicated to the Company any plans to terminate his, her or its employment.

(d) To the Knowledge of the Company, there are no disputes, claims or proceedings (whether arising under contract, common law, statute or in equity) with any UK Employee or former UK Employee of any of the Companies nor with any person employed or engaged or previously employed or engaged in respect of any of the Companies. No such disputes, claims or proceedings described in the preceding sentence are pending, or, to the Knowledge of the Company, threatened or anticipated.

(e) Schedule 4.22 contains full particulars of all outstanding and anticipated disciplinary measures or warnings and of any outstanding grievance by or in relation to any employees of any of the Companies.

(f) None of the current employees of any of the Companies has been off sick for a period of 21 days or more in any six month period within the last three years (whether or not consecutive) and no current employee is receiving or due to receive payment under any assurance scheme, travel insurance scheme, sickness or disability or permanent health insurance scheme and there are no such claims pending, anticipated or threatened.

(g) The Transactions and compliance with the terms of this Agreement will not entitle any employees of or any other person engaged by any of the Companies to terminate their employment or engagement or receive any payment or other benefit as a direct result of the Transactions.

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(h) All contracts between any of the Companies and its employees, workers or independent contractors are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal, redundancy or otherwise under Applicable Law) or any liability on the part of any of the Companies other than accrued wages, commission, bonuses, employee benefits or employer pension contributions. Except as disclosed in Schedule 4.22, all contracts with employees employed by the Companies in the United States are terminable at any time without any advance notice without compensation due to the employee as a result of such termination, subject to Applicable Law.

(i) Each of the Companies have complied in all material respects with all Applicable Laws relating to the employment of labor (including, but not limited to, any UK Employment Legislation).

(j) To the Knowledge of the Company, none of the Companies has incurred any liability for failure to provide information to, or to consult with, any employee of the Companies or their representatives under any Law, including the UK Employees and their representatives under any UK Employment Legislation.

(k) None of the Companies has labor relations problems or employment-related complaints, grievances or charges pending or which have been notified to the Company in writing as being threatened against any of the Companies with the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor (the “DOL”), the UK Central Arbitration Committee or any other comparable U.S. and non-U.S. national, state or local agency, trade union, group or organization of employees or their representatives.

(l) Since June 30, 2011, none of the Companies has made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director or officer, employee or worker or to their dependents in connection with the actual or proposed termination or suspension of employment.

(m) Every employee or worker of each of the Companies who requires permission to work in the country in which they are employed has current and appropriate permission to work in such country and for such Company. A properly completed Form I-9 is on file with respect to each employee employed by the Companies for whom such Form I-9 is required under Applicable Law.

(n) No offer of employment or engagement has been made by any of the Companies that has not yet been accepted, or which has been accepted by the offeree but where the employment or engagement has not yet started. No notice to terminate the employment or engagement of any individual by any of the Companies has been given, is pending, or is reasonably anticipated whether by reason of redundancy or otherwise.

(o) None of the Companies are, nor have been in the past five years, a party to any agreement (whether contractual or non-contractual, written or verbal) or involved in any discussion, negotiation or dispute with any trade union, works council, labor organization, employee group or other informing and consultation body and no requests have been made for the same and to the Knowledge of the Company, no employees of any of the Companies are engaged in any union, labor organization or employee group to organize any such employees.

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(p) There are no strikes, concerted slowdowns, concerted work stoppages, lockouts or, to the Knowledge of the Company, any threats thereof, by or with respect to any employees of any of the Companies.

(q) There are no workers’ compensation or similar claims pending against any of the Companies nor, to the Knowledge of the Company, are there any facts that would give rise to such a claim or claims not covered by workers’ compensation insurance.

(r) None of the Companies has incurred any actual or contingent liability in connection with any termination of employment (including redundancy payments) of its employees, including its UK Employees, or for failure to comply with any order for the reinstatement or re-engagement of any employee, including any UK Employee.

(s) There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(t) To the Knowledge of the Company, no employee, independent contractor or leased employee (including leased employees as defined in Section 414(n) of the Code) of the Companies is subject to any secrecy or noncompetition agreement, nonsolicitation agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the business of the Companies.

(u) No employee or contractor, or former employee or contractor, of the Companies has any claim with respect to any proprietary software used by the Companies or, to the Knowledge of the Company, any claim with respect to any other Company IP Rights.

(v) None of the Companies has, in the 12 months prior to the date hereof, altered, offered to alter or promised to alter (whether to take effect prior to, on or after the Closing Date) any material terms of employment or engagement of any of its employees, workers or independent contractors other than in the Ordinary Course of Business.

(w) Except as disclosed in Schedule 4.22, none of the Companies is a party to any employment Contract or other Contract for services or severance Contract with any employee of, or consultant to, any of the Companies.

(x) None of the Companies has agreed to any future variation in the contract of any of its employees or workers.

(y) None of the Companies has, or will, transfer or agree to transfer any of its employees or workers from working for any of the Companies, or induce any of its employees or workers to resign their employment with any of the Companies without the prior written consent of Buyer.

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(z) None of the UK Employees or any other employees of any of the Companies has been the subject of a transfer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 or any equivalent legislation (TUPE) at any time during their continuity of employment with the Company and no such transfer to which TUPE applies is planned or envisaged by the Company as of the date hereof.

(aa) None of the Companies has received a notice or charge asserting any violation or liability, under the federal Occupational Safety and Health Act of 1970, the Health and Safety at Work etc Act 1974 in the UK or any other regulating or otherwise affecting employee health and safety.

(bb) All persons performing services to the Companies who have been classified and treated as independent contractors, contractors or in a similar capacity qualify as independent contractors and not as employees under Applicable Laws (including, but not limited to, any UK Employment Legislation).

4.23 Employee Benefit Plans.

(a) The term “Plan” means every plan, fund, Contract, program and arrangement (formal or informal, whether written or not) that any of the Companies or any other ERISA Affiliate sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of and/or in respect of present or former employees of any of the Companies and/or the ERISA Affiliates (the “Employees”) including, without limitation, those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, permanent health insurance, legal services, severance, sickness, accident or other welfare or insurance benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, commission, option, stock appreciation right, phantom stock or Equity Purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliates” means each Company Subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, any of the Companies, within the meaning of Code Section 414(b), (c), (m) or (o). “UK Pension Plan” means, in relation to UK Employees and any UK-based workers or independent contractors, the group personal pension scheme referred to in Section 4.23(t) below

(b) Schedule 4.23(b) sets forth each ERISA Affiliate and Plan by name.

(c) None of any of the Companies or any other ERISA Affiliate has ever maintained, established, sponsored, participated in, or contribution to, any Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412.

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(d) No employer other than the Companies or an ERISA Affiliate is permitted to participate or participates in the Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

(e) Neither the Companies nor any ERISA Affiliate has any liability resulting from past membership in a Code Section 414 controlled group of corporations. No Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f), and none of any of the Companies or any other ERISA Affiliate has ever contributed to a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA).

(f) There are no Plans which promise or provide health, life or other welfare benefits to retirees or former employees of the Companies and/or the ERISA Affiliates, or which provide severance benefits to Employees, except as otherwise required by Code Section 4980B or comparable state statute which provides for continuing health care coverage.

(g) No Plan that is intended to be qualified under Section 401(a) of the Code has received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

(h) With respect to all Plans, to the extent that the following documents exist, the Company has furnished Buyer with true and complete copies of: (i) the most recent determination letter, if any, received by the Companies and/or the ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Plan documents, summary plan descriptions, trust agreements, insurance Contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) and (v) all closing letters, audit finding letters, revenue agent findings and similar documents.

(i) Each Plan has at all times been operated in material compliance with (i) the terms of such Plan and (ii) to the extent applicable to the relevant Plan (a) ERISA, (b) the Code, any (c) other Applicable Law (including, but not limited to, any UK Employment Legislation in relation to the UK Pension Plan and including all reporting and disclosure requirements thereby). With respect to each Plan that is intended to be qualified under Section 401(a) and/or 4975(e)(7) of the Code, each such Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code. No reason exists which would cause such qualified status to be revoked. No non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Plan to the extent that such provisions are applicable to the relevant Plan.

(j) No state of facts or conditions exist which could reasonably be expected to subject any of the Companies and/or any ERISA Affiliate to any material liability (other than routine claims for benefits, contributions, premiums, fees, charges or payments in respect of expenses) with respect to any Plan.

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(k) All contributions, premiums, fees, charges or payments in respect of expenses due and owing to or in respect of any Plan for periods on or before the effective time of the Closing have been paid in full, or properly accrued for in the Ordinary Course of Business, by the Companies and the ERISA Affiliates prior to the Closing in accordance with the terms of such Plan and all Applicable Laws (including, but not limited to, any UK Employment Legislation), and no Taxes are owing as a result of any Plan.

(l) The Companies and the ERISA Affiliates have not made or committed to make any material increase in contributions or benefits under any Plan.

(m) No Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to the Knowledge of the Company, threatened, audits, investigations, claims, suits, grievances or other proceedings, and, to the Knowledge of the Company, there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Plan, or any rights or benefits thereby, other than ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(n) The Transactions will not trigger, or entitle any current or former employee of any of the Companies to, severance, termination, change in control payments or accelerated vesting under any Plan, other than vesting of benefits under any tax-qualified retirement Plan terminated pursuant to Section 8.8, and will not result in any Tax or other liability payable by any Plan or, with respect to any Plan, by any of the Companies or any ERISA Affiliate.

(o) Benefits provided to participants under each Plan (other than a tax qualified plan under Code Section 401(a) or a plan established under Code Section 408(p) or the UK Pension Plan) are provided exclusively from insurance Contracts or the general assets of the Companies and/or the ERISA Affiliates. The value of all assets associated with each Plan funded other than through such general assets or insurance policies is readily determinable on an established market.

(p) The Companies and/or the ERISA Affiliates can (i) terminate each Plan except the UK Pension Plan and (ii) terminate liability to make employer contributions to the UK Pension Plan, in each case (a) in accordance with Applicable Law (including, but not limited to, any UK Employment Legislation) and (b) without further liability to the Companies and/or the ERISA Affiliates. No action or omission of the Companies, any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Buyer or any of the Companies, any other ERISA Affiliate or any successor from (i) amending, merging, or terminating any Plan except the UK Pension Plan or (ii) terminating liability to make employer contributions to the UK Pension Plan, in each case in accordance with the express terms of any such Plan and applicable Law (including, but not limited to, any UK Employment Legislation).

(q) There are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject any of the Companies or any other ERISA Affiliate to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA or under any Applicable Law.

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(r) Neither the Companies nor any other ERISA Affiliate has established or contributed to, is required to contribute to or has or could reasonably be expected to have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code, or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(s) All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of the Companies are, to the extent applicable, in material compliance with Code Section 409A and neither the Plans or the Transaction will cause a participant in such Plans to be subject to the tax imposed by Code Section 409A(a)(1)(B).

(t) In relation to UK Employees or any UK-based workers or independent contractors, none of the Companies operates or has operated, contributes or has contributed towards any occupational pension scheme, defined benefit pension scheme or any other scheme providing similar benefits. The only arrangement under which any of the Companies has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of the UK Employees or any UK-based workers or independent contractors are (i) a non-occupational group personal pension scheme which only provides money purchase benefits within the meaning of s181 UK Pension Schemes Act 1993 and (ii) a group life assurance scheme with Canada Life under which all benefits payable are fully insured. Such schemes have been disclosed in Schedule 4.23(b) above and are registered pension schemes for the purposes of the UK Finance Act 2004. All contributions, insurance premiums, tax and expenses relating to such schemes have been fully paid and there are no liabilities outstanding in respect of such schemes.

(u) The Companies have complied with their obligations (if any) under s3 of the UK Welfare Reform and Pensions Act 1999.

(v) No contribution notice, financial support direction or restoration order has been served on any of the Companies or ERISA Affiliates and, to the Knowledge of the Company, there is no Basis for any such notice, direction or order may be served on any of the Companies or ERISA Affiliates.

4.24 Environmental, Health and Safety Matters.

(a) Except as disclosed in Schedule 4.24(a) and to the Company’s Knowledge, the Companies are and always have been in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all material Permits issued with respect to the Companies pursuant to any Environmental Law, have obtained each material Permit that they are or were required to obtain under any Environmental Law, and are not delinquent in the filing or renewal of any Permit or other license required under any Environmental Law except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole. No incident, condition, change, effect or circumstance with respect to the Companies has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by

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the Companies in the future, including any failure to make a timely application or submission for renewal of any such Permit. None of the Companies has received any written communication, whether from a Governmental Authority, citizen group, employee, or otherwise, that alleges that any of the Companies is not in full compliance with, or has failed to perform any duty under, Environmental Laws, which noncompliance or nonperformance has not been fully cured. All material Permits and other governmental authorizations currently held by any of the Companies pursuant to any Environmental Laws are identified in Schedule 4.24(a).

(b) There is no Environmental Claim pending or, to Company’s Knowledge, threatened against any of the Companies or against any Person whose liability for such Environmental Claim any of the Companies has retained or assumed either contractually or by operation of law. To the Company’s Knowledge, there is no Basis for an Environmental Claim against any of the Companies or against any Person whose liability for such Environmental Claim any of the Companies has retained or assumed either contractually or by operation of law.

(c) None of the Companies has to the Company’s Knowledge, in connection with any Real Property, installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner so as to create any material Liability under any Environmental Law or any other Liability for the Companies or Buyer.

(d) To the Company’s Knowledge, there are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by any of the Companies in such form or quantities as to create any Liability under any Environmental Law or any other Liability for the Companies or Buyer. Except as disclosed in Schedule 4.24(d), to the Company’s Knowledge, there are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by any other party in such form or quantities as to create any Liability under any Environmental Law or any other Liability for the Companies or Buyer. Except as disclosed in Schedule 4.24(d), none of the Real Property is being used, or has ever been used by the Companies, in a manner that would require a Permit by the Companies under Applicable Law for the treatment, storage, or disposal of Hazardous Substances.

(e) The Company has delivered to Buyer all reports, Permits, authorizations, disclosures and other documents relating in any way to the environmental status of any of the Real Property or otherwise relating to the business of the Companies with respect to any Environmental Law, including that the Company has delivered to Buyer a true, correct and complete copy of all Phase I and Phase II environmental site assessments related to any of the Real Property, in all cases that are in the Company’s possession or control.

4.25 Certain Business Relationships with the Companies. Except as disclosed in Schedule 4.25, none of the Executing Shareholders have been involved in any business arrangement or relationship with the Companies since the formation of the Companies, and none of the Executing Shareholders, their respective Affiliates or the directors, managers, officers, employees, shareholders, or members of the Companies, as applicable, own any asset, tangible or intangible, that is used in the business of the Companies.

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4.26 Imports and Exports.

(a) Each Customs Duty due and owing by any of the Companies has been paid. None of the Companies is the subject of any United States Customs and Border Protection or other official Customs agency pre-penalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody. “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.

(b) To the Knowledge of the Company, the Companies have all material Permits and have made all notifications, registrations, certifications and filings with all Governmental Authorities necessary for the operation of their business as currently conducted, have supporting evidence for all claims made and positions taken pursuant to trade agreements, and are and have been in compliance with all Applicable Law relating to export control, trade and economic sanctions.

4.27 Absence of Certain Business Practices. None of the Companies and to the Company’s Knowledge, no employee or worker of the Companies has, directly or indirectly, within the preceding five years given or agreed to give any bribe, influence payment, kickback, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the business of the Companies that (a) is in violation of Applicable Law or (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Companies, or (c) if not continued in the future, will or is reasonably likely to materially and adversely affect the Companies. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise, any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977, and any other individual included within the definition of “foreign public official” under the OECD Convention dated 1997 on Combating Bribery of Foreign Public Officials in International Business Transactions. None of the Companies is or has at any time after the coming into being of the Bribery Act 2010 (United Kingdom legislation) engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010. Each of the Companies have in place policies made under section 9 of the Bribery Act 2010 designed to prevent any such conduct. None of the Companies has received written notice of any investigation or, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010 or analogous Applicable Law, and no such investigation, inquiry or proceedings have, to the Knowledge of the Company, been threatened or are pending.

4.28 Competition Law. None of the Companies is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which any of the Companies conduct business and no director or officer is engaged in any activity for the Companies which would be an offence or infringement under any

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such Competition Law. To the Knowledge of the Company, none of the Companies are the subject of any investigation, inquiry or proceedings by any relevant Governmental Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which any of the Companies conducts business, and no such investigation, inquiry or proceedings are pending or, to the Knowledge of the Company, has been threatened, against any of the Companies, and none of the Companies is directly subject to any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction, and none of the Companies have given any undertakings or commitments to such bodies which affect the conduct of the Business. To the Company’s Knowledge, none of the Companies is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for a decision declaring such aid to be compatible with the Internal Market.

4.29 Insolvency. None of the Companies is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned or has stopped paying its debts as they fall due. To the Company’s Knowledge, no step has been taken in any applicable jurisdiction to initiate any process by or under which: (i) the ability of the creditors of any of the Companies, to take any action to enforce their debts is suspended, restricted or prevented; or (ii) some or all of the creditors of any of the Companies accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any of the Companies; or (iii) a person is appointed to manage the affairs, business and assets of any of the Companies, on behalf of any creditors; or (iv) the holder of a charge over all or any of any of the Companies’ assets is appointed to control the business and/or all or any assets of any of the Companies. In relation to each of the Companies: (a) no administrator has been appointed; (b) no documents have been filed with the court for the appointment of an administrator; and (c) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or, to the Company’s Knowledge, by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986). To the Company’s Knowledge, no process has been initiated which could lead to any of the Companies being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors. To the Company’s Knowledge, no distress, execution or other process has been levied on an asset of any of the Companies. To the Company’s Knowledge, no equivalent or analogous act, action or process has been initiated in respect of the any of the Companies to the foregoing provisions of this Section 4.29.

4.30 Subscriber Majority. The Executing Shareholders together constitute a Subscriber Majority (as such term is defined in the Articles). With effect from the date of this Agreement, the Executing Shareholders shall be entitled to serve the Drag Along Notice on all Sellers other than the Executing Shareholders.

4.31 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article 4, the Company does not make any other representation or warranty (either express or implied) herein or with respect to the transactions contemplated by this Agreement.

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Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Executing Shareholders as follows:

5.1 Organization of Buyer. Buyer is a company duly organized, validly existing and in good standing under the Applicable Law of England and Wales.

5.2 Authorization of Transactions. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority or other third party in order to consummate the Transactions. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, and to perform its obligations hereunder, or to consummate the Transactions.

5.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which Buyer is subject or any provision of its organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets are subject.

5.4 Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Executing Shareholders could become liable or obligated.

5.5 Investment. Buyer is an Accredited Investor. Buyer is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

5.6 Financing. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has and shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

5.7 Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against, or affecting Buyer before any Governmental Authority or arbitrator which could in any manner challenge or prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

5.8 Absence of Lien. All payments payable to the Sellers hereunder or in connection with the transactions contemplated hereby shall be paid in accordance with the terms and conditions of this Agreement and received by the Sellers free and clear of any Liens or Encumbrances as a result of any action by Buyer.

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Article 6

CLOSING AND CLOSING DELIVERIES

6.1 Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Baker Daniels LLP at 7 Pilgrim Street, London, EC4V 6LB, UK, beginning at 9 a.m. local time on the third Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such Transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and the Executing Shareholders mutually determine (the actual date Closing occurs being the “Closing Date”). Closing will be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

6.2 Closing Deliveries of the Company. At Closing, the Company will deliver, or cause to be delivered, to Buyer, the following:

(a) duly executed stock transfer forms relating to the Shares by the registered holders in favor of Buyer;

(b) the share certificates for the Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c) the waivers, consents and other documents required to enable Buyer to be registered as the holder of the Shares;

(d) an irrevocable power of attorney in agreed form given in favor of Buyer by each Executing Shareholder to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Shares before the transfer of the Shares is registered in the register of members;

(e) original or certified copies of any power of attorney under which any document to be delivered to Buyer under this Section 6.2 has been executed;

(f) unless otherwise specified by Buyer, the written resignation in a form approved in advance by Buyer (such approval not to be unreasonably withheld) or evidence reasonably satisfactory to Buyer of the resignation of the boards of directors (or such other relevant bodies) of the Companies in their capacity as members of the boards of directors (or such other relevant bodies) of the Companies, with each such resignation (or removal) effective no later than immediately prior to the effective time of Closing;

(g) the share certificates in respect of all Equity Interests other than the Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(h) in relation to each of the Companies, the statutory registers and minute books (written up to the Closing Date), the common seal, certificate of incorporation and any certificates of incorporation on change of name or any such similar document in such Companies jurisdiction of organization, in each case to the extent applicable to each of the Companies;

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(i) the written resignation of the auditors of the Company and of each of Company Subsidiaries (as the case may be), accompanied in each case by: (i) a statement in accordance with section 519 of the Companies Act 2006 that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company or of any of the Company Subsidiaries and (ii) a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or any of the Company Subsidiaries in accordance with section 519 of the Companies Act 2006;

(j) a certificate of an officer of the Company in the agreed form, dated the Closing Date, certifying that the Drag Documents in respect of any Defaulting Dragged Seller (who shall be listed in the certificate) have been duly executed on behalf of such Seller in accordance with the Articles;

(k) the originals of all Drag Documents duly executed by the Dragged Sellers or duly executed on behalf of a Defaulting Dragged Seller;

(l) a certificate of an officer of the Company in the agreed form, dated the Closing Date, certifying that attached thereto is a true, correct and complete copy of the resolutions of the board of directors (or such other relevant bodies) of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions contemplated herein, in each case as are then in full force and effect and in a form approved in advance by Buyer;

(m) a certificate of an officer of the Company in a form approved in advance by Buyer, dated the Closing Date, certifying that attached thereto is a true, correct and complete certified copy of the organizational documents of each of the Companies, in each case as are then in full force and effect;

(n) the Escrow Agreement, duly executed by the Representative;

(o) the Disbursing Agent Agreement, duly executed by the Representative;

(p) an updated version of Schedule 4.2(b), dated as of the Closing Date;

(q) an updated version of the Payment Schedule listing the Sellers as of Closing;

(r) a good standing certificate, dated within five days before Closing, from the Secretary of State of the State of Delaware, stating that Adeptra, Inc. is in good standing therein;

(s) a legal opinion from Field Fisher Waterhouse LLP, counsel to the Company, in form and substance reasonably acceptable to Buyer;

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(t) evidence to the satisfaction of Buyer of the exercise, forfeiture or termination of all Company Options and Company Warrants; and

(u) all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by the Executing Shareholders at Closing.

6.3 Closing Deliveries of Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the Sellers or the Representative (as applicable) the following:

(a) payment of the Estimated Purchase Price and related payments as specified in Section 2.3;

(b) the Escrow Agreement, duly executed by Buyer;

(c) the Disbursing Agent Agreement, duly executed by the Buyer;

(d) a certificate of a duly authorized officer of Buyer, dated the Closing Date, certifying the items in Sections 7.2(a) and 7.2(b), duly executed by such officer; and

(e) all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

6.4 Termination of Agreement. This Agreement may be terminated before Closing as follows:

(a) by mutual written consent of the Parties;

(b) by Buyer or the Company, if Closing has not occurred on or before October 31, 2012;

(c) by Buyer, if any condition in Section 7.1 becomes incapable of fulfillment at Closing; provided that Buyer has not waived such condition;

(d) by the Company, if any condition in Section 7.2 becomes incapable of fulfillment at Closing; provided that the Company has not waived such condition;

(e) by Buyer, if (i) the Executing Shareholders or the Company commit a breach of any term of this Agreement and (ii) such breach is not cured within 15 days after the date on which Buyer gives to the Executing Shareholders written notice of such breach, provided that Buyer has not waived such breach; or

(f) by the Company, if (i) Buyer commits a breach of any term of this Agreement and (ii) such breach is not cured within 15 days after the date on which the Company gives to Buyer written notice of such breach, provided that the Company has not waived such breach.

A termination of this Agreement under any of the preceding clauses (b) through (f) will be effective two Business Days after the Party seeking termination gives to the other Party written

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notice of such termination. Notwithstanding any term in this Section 6.4, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 6.4(a)) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party (or, in the case of the Company, by the Executing Shareholders or the Company) of any of its representations, warranties, covenants or agreements herein.

6.5 Effect of Termination. Termination of this Agreement pursuant to Section 6.4 will not be deemed to release any Party from any Liability for breach of any term hereof (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise; provided, however, that notwithstanding anything to the contrary contained herein, in the event of a termination of this Agreement by Buyer in accordance with Section 6.4 as a result of any matter, fact or circumstance disclosed in an Update under Section 8.4(b), the provisions of this Agreement shall immediately become void and of no further force or effect (other than this Section 6.5 and Article 10 hereof, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of the Parties to one another; provided further, however, that the foregoing proviso shall not limit the liability of any Person for such Person’s knowing or willful breach of the terms and conditions of this Agreement, if any, prior to such termination. The exercise of a right of termination of this Agreement is not an election of remedies, subject to the limitations provided herein.

Article 7

CONDITIONS TO CLOSE

7.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion, and Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously:

(a) Accuracy of Representations and Warranties. Each representation and warranty of the Executing Shareholders in Article 3 and of the Company in Article 4 (in each case, as qualified by the Schedules) will have been true and correct in all material respects as of the date of this Agreement and, after giving effect to any Update under Section 8.4(b) made in a manner consistent with Section 10.14, will be true and correct in all material respects on each day up to and including the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date). Solely for purposes of this Section 7.1(a), any representation or warranty of the Executing Shareholders in Article 3 or the Company in Article 4 that is qualified by any materiality qualifier will be read as if each such materiality qualifier were not present.

(b) Observance and Performance. The Executing Shareholders and the Company will have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by the Executing Shareholders or the Company on or before the Closing Date.

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(c) Notices and Consents. The Company will have delivered to Buyer true, correct and complete copies of the third-party consent and all notices to third parties listed on Schedule 7.1(c).

(d) Delivery of Other Items. The Company will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.2.

(e) No Legal Actions. There will not be any Applicable Law that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any of the Transactions that has been enacted, issued, promulgated, enforced or entered. There will not be any pending or threatened Legal Action that seeks to restrain, prohibit, enjoin or otherwise inhibit (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of or challenge the legality or validity of, consummation of any of the Transactions. There will not be pending or threatened against any Party any Legal Action that reasonably could (i) result in damages or other relief in connection with the Transactions or materially and adversely affect Buyer’s direct or indirect ownership of the Equity Interests or operation of the Companies or (ii) prevent, delay, make illegal or otherwise materially interfere with the Transactions.

(f) Employee Agreements. Antony McGivern will enter into the following, both of which will be in the agreed form and will be in full force and effect on the Closing Date: (i) a countersigned offer letter with the Guarantor; and (ii) a Proprietary Information and Inventions Agreement. Simon Smith will enter into the following, both of which will be in the agreed form and will be in full force and effect on the Closing Date: (i) a countersigned employment contract with the Company; and (ii) a Proprietary Information, Inventions and Post-Termination Agreement.

(g) Restrictive Covenant Agreements. The Restrictive Covenant Agreements substantially in the form attached in Exhibit E-1, duly executed by Antony McGivern and Simon Smith on or prior to the Closing Date, and the Restrictive Covenant Agreement substantially in the form attached in Exhibit E-2, duly executed by ABS Ventures VII L.P., ABS Ventures VIII L.P., ABS Ventures IT, L.P. and ABS Investors L.L.C. on or prior to the Closing Date (collectively, the “Restrictive Covenant Agreements”), shall each be in full force and effect on the Closing Date.

(h) Drag Along Notice. The period of notice stipulated in the Drag Along Notice will have expired.

(i) Conversion of Loan Obligations. Set forth on Schedule 7.1(i) hereto is a true and complete list of all loan obligations of each of the Company Subsidiaries to the Company or another Company Subsidiary. Any such loan obligations described herein and set forth on Schedule 7.1(i) hereto shall have been converted to common stock of the relevant Company Subsidiary at such conversion rate as the Companies may deem appropriate, provided that Buyer shall have received documentation satisfactory to it to evidence such conversion.

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7.2 Conditions to Obligation of Executing Shareholders to Close. The obligation of the Executing Shareholders to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by the Executing Shareholders, in the sole discretion of the Executing Shareholders:

(a) Accuracy of Representations and Warranties. Each representation and warranty of Buyer in Article 5 will have been true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date). Solely for purposes of this Section 7.2(a), any representation or warranty of Buyer in Article 5 that is qualified by any materiality qualifier will be read as if each such materiality qualifier were not present.

(b) Observance and Performance. Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c) Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to the Executing Shareholders each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 6.3.

(d) No Legal Actions. There will not be any Applicable Law that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any of the Transactions that has been enacted, issued, promulgated, enforced or entered. There will not be any pending or threatened Legal Action that seeks to restrain, prohibit, enjoin or otherwise inhibit (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of or challenge the legality or validity of, consummation of any of the Transactions. There will not be pending or threatened against any Party any Legal Action that reasonably could (i) result in damages or other relief in connection with the Transactions or (ii) prevent, delay, make illegal or otherwise materially interfere with the Transactions.

Article 8

COVENANTS

8.1 Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9). The Executing Shareholders acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Companies; provided, however, that Buyer will provide reasonable access thereto (during normal business hours) and copies thereof upon the reasonable request of the Representative or any Executing Shareholder.

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8.2 Confidentiality. For a period of two (2) years from the Closing Date, each Executing Shareholder severally and not jointly agrees that such Executing Shareholder will treat and hold as such all of the Confidential Information in its possession and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession, except for an electronically archived copy. In the event that any Executing Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Executing Shareholder will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, such Executing Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Executing Shareholder may disclose the Confidential Information to the tribunal; provided, however, that such Executing Shareholder will use its or his Commercially Reasonable Efforts to obtain, at the request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer will designate. The foregoing provisions will not apply to any information that (i) is or becomes publicly available prior to the time of disclosure by such Executing Shareholder, unless such information is so available due to the actions of such Executing Shareholder in violation of the provisions hereof; (ii) is or becomes available to any Executing Shareholder on a non-confidential basis from a source that, to the knowledge of such Executing Shareholder, is not subject to a confidentiality obligation to the Company; (iii) is or was in the possession of the Executing Shareholder prior to disclosure by the Company; or (iv) is or was independently developed by such Executing Shareholder without use of the Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, Buyer understands that some or all of the Executing Shareholders may currently or in the future be developing information internally or receiving information from other sources that may be similar to that contained in the Confidential Information. In addition, Buyer expressly acknowledges, confirms and agrees that some or all of the Executing Shareholders already possess significant industry and technical knowledge related to the technology developed and under development by the Companies as well as the business conducted and proposed to be conducted by the Companies. Only if and to the extent expressly provided in a separate restricted covenant agreement expressly entered into between an Executing Shareholder and Buyer as a condition to the Closing of the transactions contemplated by this Agreement, nothing in this Section 8.2 shall be construed as a representation, inference, covenant, restriction or agreement that any Executing Shareholder may or will not directly or indirectly engage in business, technology development, or other activity which may be directly or indirectly competitive with the technology developed or under development, or the business conducted or proposed to be conducted, by Buyer and/or the Companies before or after the Closing.

8.3 Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer and the Executing Shareholders for certain Tax matters:

(a) The Tax Affiliates shall prepare or cause to be prepared and file or cause to be filed all Returns for the Tax Affiliates for all periods ending on or prior to the Closing Date and which are due on or before the Closing Date or for which the date of measurement for such

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Tax occurs prior to the Closing Date and which are filed after the Closing Date, and the Tax Affiliates shall pay all Taxes with respect to such periods. All such Returns shall be prepared in accordance with past practices and prior Tax positions of the Tax Affiliates. The Tax Affiliates shall permit Buyer to review and comment on each such Return prior to filing. After the Closing Date, the Tax Affiliates shall permit the Representative to review and comment on each such Return, which shall not be filed without prior written approval of the Representative, which approval shall not be unreasonably withheld, delayed or conditioned. The Representative and Buyer shall provide joint written notice to the Escrow Agent, authorizing payment to Buyer of an amount from the Escrow Amount equal to any Taxes of the Tax Affiliates with respect to such periods at least fifteen (15) days prior to any payment by Buyer or the Tax Affiliates after the Closing of such Taxes, to the extent such Taxes are not treated as a liability or otherwise reflected on the Closing Balance Sheet.

(b) The Tax Affiliates shall prepare or cause to be prepared and file or cause to be filed any Returns of the Tax Affiliates for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Returns”), and the Tax Affiliates shall pay all Taxes with respect to such periods. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Closing Date, shall be referred to herein as “Pre-Closing Taxes.” To the extent such Pre-Closing Taxes exceed the amount of the Liability for Taxes on the Closing Balance Sheet (after first utilizing accumulated Tax losses to the extent available) the Representative and Buyer shall provide joint written notice to the Escrow Agent, authorizing payment to Buyer of an amount from the Escrow Amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns (to the extent such Taxes are not treated as a liability or otherwise reflected on the Closing Balance Sheet and after first utilizing accumulated Tax losses to the extent available) at least fifteen (15) days before the Tax Affiliate is required to pay the related Tax liability; it being understood that the Tax Affiliates will accrue on the Most Recent Balance Sheet all Pre-Closing Taxes. Where the Pre-Closing Taxes involve a period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Tax Affiliate terminated as of the close of business on the Closing Date; provided, however, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Tax Affiliates. The Tax Affiliates shall permit the Representative to review and comment on each Straddle Tax Return, which shall not be filed without prior written approval of the Representative, which approval shall not to be unreasonably withheld, delayed or conditioned.

(c) The Tax Affiliates, Executing Shareholders and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns pursuant to this Section 8.3(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Returns, amended Returns (subject to Section 8.3(d) below), claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Return, audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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(d) Buyer shall not, and shall not permit any Tax Affiliate, for the duration of the period as set forth in section 9.4(a) for the survival of representations and warranties after Closing, to (i) amend any Returns filed with respect to any Tax period ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect to any such period, in each such case without prior written consent of the Representative, which such consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Representative’s withholding of consent shall be considered reasonable if either (X) the Buyer Indemnitees do not agree that they will not be able to seek indemnification pursuant to Section 9.1(b)(1) for any otherwise indemnifiable Loss resulting from such amendment or Tax election or (Y) the Representative does not agree that the Buyer Indemnitees are entitled to indemnification pursuant to Section 9.1(b)(1) for any indemnifiable Loss resulting from such amendment or Tax election.

(e) All transfer, documentary, sales, use, registration and other such Taxes and fees incurred in connection with this Agreement, including the U.K. stamp tax on the transfer of the Shares, shall be paid by Buyer when due and Buyer shall, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Executing Shareholders shall join in the execution of any such Returns and documentation.

8.4 Pre-Closing Conduct of Business.

(a) Certain Required Actions. Except as expressly contemplated herein or as otherwise consented to in writing by Buyer, from the date hereof through Closing, the Company will cause each of the Companies to conduct its business in its Ordinary Course of Business, including with respect to the collection of accounts receivable and payment of Liabilities, and will cause each of the Companies not to do any of the following:

(i) except as contemplated by Section 7.1(i), in connection with the grant of Top-Up Options or in connection with the exercise of a Company Option or a Company Warrant, which shall in either case be conditioned upon such Person’s agreement to execute the Drag Documents with respect to all of the Shares issued to such Person in connection with such exercise, issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of any of the Companies or right to any such equity interest;

(ii) except in its Ordinary Course of Business, make any purchase, sale or disposition of any asset having a value greater than US$25,000 (including by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any other Person);

(iii) grant any Encumbrance on any Intellectual Property or any other material asset;

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(iv) become a guarantor with respect to any obligation of any other Person or assume any obligation of any such Person for borrowed money;

(v) incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty;

(vi) (A) fail to prepare and timely file all Returns with respect to the Companies required to be filed before Closing or timely withhold and remit any employment Taxes applicable to the Companies or (B) make or change any election with respect to Taxes;

(vii) (A) adopt or change any material accounting method or principle used by the Companies, except as required under GAAP or (B) change any annual accounting period;

(viii) except in its Ordinary Course of Business or as may be required under any Applicable Law or existing Contract, (A) enter into any employment agreement or grant any bonus or otherwise increase the compensation payable to or to become payable to, or benefits of, any director, officer, manager, or employee of the Companies or (B) amend in any respect or terminate any Employee Benefit Plan or enter into any new arrangements that would, if existing on the date hereof, constitute an Employee Benefit Plan;

(ix) amend any of the organizational documents of the Companies;

(x) (A) pay, discharge, settle or satisfy any claim, obligation or other Liability, except (x) in its Ordinary Course of Business or (y) the payment, discharge, settlement or satisfaction of any claim, obligation or other Liability to the extent reflected or reserved for on the Most Recent Balance Sheet or (B) otherwise waive, release, grant, assign or transfer any right of material value; or

(xi) enter into any Contract, or agree or commit (binding or otherwise), to do any of the foregoing.

(b) From the date hereof until the Closing Date, the Executing Shareholders and the Company shall disclose to Buyer in writing (with sufficient detail to enable Buyer to make an accurate assessment of the situation) any material variances from the representations and warranties contained in Article 3 and Article 4, respectively, by updating the applicable Schedule(s) in a manner consistent with Section 10.14, promptly upon discovery thereof by the Company (each such disclosure, an “Update”). In the event that any such variances relate to matters occurring after the date of this Agreement, and Buyer has not exercised its right to terminate this Agreement pursuant to Section 6.4(c) as a result of Section 7.1(a) or has waived such right, such disclosures shall be deemed to be exceptions to the applicable representations and warranties and shall amend and supplement the relevant Schedule(s).

8.5 Drag Along Notice. As soon as reasonably practicable and in any event no later than within five Business Days of the date of this Agreement, the Company shall dispatch to the Dragged Shareholders the Drag Along Notice together with the Drag Documents. The Company

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shall use Commercially Reasonable Efforts to procure prompt execution by the Dragged Shareholders of the Drag Documents and shall, at Buyer’s reasonable request, provide updates to Buyer as to the progress regarding execution and delivery of the Drag Documents to the Company and shall provide copies of such documents to Buyer if requested.

8.6 Termination of Affiliate Agreements. At or prior to the Effective Time, the Executing Shareholders will terminate, or will cause the Companies to terminate, all agreements of the Companies with any Executing Shareholder or Affiliates of any Executing Shareholder.

8.7 Post-Signing Equity Issuances. Except for the grant of Top-Up Options and/or the issuance of Shares in respect of the exercise of Company Options and Company Warrants, any grants or issuances of an equity interest in the Company (if any), including but not limited to, option grants and grants of Company Deferred Shares shall be completed before the Company dispatches the Drag Along Notice.

8.8 Termination of Company Options and Company Warrants. At or prior the Effective Time, the Company will cause all Company Options and Company Warrants to be exercised, forfeited or terminated on terms and documentation reasonably acceptable to Buyer.

8.9 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Companies and any ERISA Affiliate will terminate any and all Plans intended to include a Code Section 401(k) arrangement (unless Buyer provides written notice to the Company that any such 401(k) plan shall not be terminated). Unless Buyer provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company will provide Buyer with evidence that such Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors (or such other relevant bodies) of any of the Companies or the ERISA Affiliates, as the case may be. The form and substance of such resolutions must be approved by Buyer (such approval not to be unreasonably withheld). The Companies and the ERISA Affiliates also shall take such other actions in furtherance of terminating such Plan(s) as Buyer may reasonably require.

8.10 Appointment of Representative. The Sellers approve the designation of and designate the Representative as the representative of the Sellers and as the attorney-in-fact and agent for and on behalf of each Seller with respect to claims for Loss from the Escrow Amount under Article 9 and Section 8.3 (Tax Matters) and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (a) authorize the release or delivery to Buyer of the Escrow Amount in satisfaction of claims by Buyer or any other Buyer Indemnitees pursuant to Article 9; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for recovery of Losses from the Escrow Amount made pursuant to Article 9; (d) execute the Escrow Agreement on behalf of each Seller; (e) take all other actions specifically required or permitted to be taken by the Representative under this Agreement; (f) authorize certain actions with respect to Taxes set forth in Section 8.3(d); and (g) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. From and after the Closing, a majority

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in interest of the Executing Shareholders shall be further empowered to determine the manner in which the Representative shall be appointed and removed. The Representative will have authority and power to act on behalf of each Seller with respect to the disposition, settlement or other handling of all claims for recovery of Losses from the Escrow Amount under Article 9. The Sellers will be bound by all actions taken and documents executed by the Representative in connection with claims for recovery of Losses from the Escrow Amount under Article 9, and Buyer will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Seller in the absence of fraud, gross negligence or willful misconduct, on the part of the Representative. The Sellers will severally (based on each Seller’s respective Pro Rata Share) and not jointly indemnify, defend and hold harmless the Representative from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties hereunder, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is primarily caused by the fraud, gross negligence or willful misconduct, the Representative shall not be entitled to indemnification hereunder in respect of such Loss. Any such Losses shall be recovered by Representative from (i) first, the funds in the Representative Reserve and (ii) second, upon exhaustion of the Representative Reserve, the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Sellers; provided, that while this Section 8.12 allows the Representative to be paid from the Representative Reserve and the Escrow Amount, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise, subject to the provisions and limitations set forth above. An amount equal to US$175,000 (the “Representative Reserve”) shall be paid to the Representative from the Estimated Purchase Price on the Closing Date to cover estimated out-of-pocket costs by the Representative in connection with actions taken by the Representative pursuant to the terms of this Section 8.12 and Section 2.3 of this Agreement (including the hiring of legal counsel and the incurring of reasonable legal fees and costs). The Representative will deposit and maintain the Representative Reserve in accounts that are (a) at a national commercial bank, (b) fully insured by the Federal Deposit Insurance Corporation, (c) can be sold, redeemed or otherwise liquidated in ten (10) days or less without forfeiture or discount and (d) separate from its corporate funds and the Representative will not use such funds for its operating expenses or other corporate purposes and will not voluntarily make the Representative Reserve available to its creditors in the event of bankruptcy. The Sellers will not receive any interest or earnings on the Representative Reserve and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Reserve other than as a result of its fraud, gross negligence or willful misconduct. In the event that any portion of the Representative Reserve remains outstanding after the Representative’s duties under this Agreement are complete, the Representative shall deliver such portion to the Disbursing Agent for further distribution to the Sellers in accordance with the Payment Schedule. For tax purposes, the Representative Reserve will be treated as contingent Purchase Price paid by Buyer and received by Sellers as installment payments of Purchase Price at the times when amounts of the Representative Reserve are either withdrawn to cover expenditures made by the Representative or delivered to the Sellers in accordance with this Section 8.12.

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8.11 No Other Negotiations. The Company will not, and will not authorize, encourage or knowingly permit any director, officer, employee, stockholder, affiliate or agent of the Company or any Company Subsidiary or any attorney, investment banker or other Person on the Company’s behalf to, directly or indirectly: (a) solicit, initiate, encourage or knowingly induce the making, submission or announcement of any offer or proposal from any Person concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (b) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (c) furnish any information regarding any of the Companies to any Person (other than Buyer) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (d) participate in any discussions or negotiations with any Person (other than Buyer) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (e) cooperate with, knowingly facilitate or encourage any effort or attempt by any Person (other than Buyer) to effect any Alternative Transaction; or (f) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between Company and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction. The Company will promptly notify Buyer orally and in writing of any inquiries or proposals received by any of the Companies or its directors or officers, or, to its knowledge, employees, stockholders, affiliates or agents regarding any Alternative Transaction and will identify the party making the inquiry or proposal and the nature and terms of any inquiry or proposal. The Companies will also promptly provide Buyer with a complete copy of any such inquiries or proposals received in writing. Any violation of the restrictions set forth in this Section 8.8 by any director, officer or employee of the Company or any attorney, investment banker or other director or representative of the Company will be deemed a breach of this Section 8.8 by the Company. As used herein, the term “Alternative Transaction” means any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of the Company’s business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, stock exchange, tender offer or any other form of business combination.

8.12 Director and Officer Liability and Indemnification.

(a) For a period of eight years after the Closing Date, Buyer shall at all times continue to give effect to each and all of the provisions in the Company’s or any Company Subsidiary’s governing documents (e.g., articles of association, bylaws, operating agreements, partnership agreements, etc.) relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and the Company Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law, notwithstanding any amendment, modification or termination of such provisions after the Closing.

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(b) Following the Closing Date and for the term of such policy, Buyer shall, or shall cause the Company and the Company Subsidiaries to, maintain in full force and effect, the director and officer liability insurance paid for by the Sellers and reflected on the Estimated Purchase Price Certificate which insurance shall provide coverage for the individuals who were officers and directors of the Company and the Company Subsidiaries prior to Closing that is at least as favorable for such individuals as the policy or policies maintained by the Company or the Company Subsidiaries, as applicable, immediately prior to the Closing for the benefit of such individuals.

(c) The Parties acknowledge, confirm and agree that the officers and directors of the Company and the Company Subsidiaries are intended third party beneficiaries of the provisions of this Section 8.12 and each of such officers and directors shall be entitled to enforce and obtain the benefit of such provisions notwithstanding any other provision to the contrary in this Agreement.

8.13 Retention Bonus Pool. Buyer will establish a retention bonus pool in the amount of US$360,000 in which each holder of unvested Company Options will be entitled to participate on a pro rata basis in accordance with the ratio of such holder’s number of unvested Company Options to the total number of unvested Company Options, in each case on the Closing Date. Such retention bonus pool will be paid out over a period of not more than one year after the Closing Date, and participants in such retention bonus pool will be required to execute only a Retention Bonus Agreement, substantially in the form set forth in Exhibit F, in connection with such participation.

Article 9

INDEMNIFICATION

9.1 Indemnification by Executing Shareholders.

(a) Subject to the other terms of this Article 9 (including, without limitation, Section 9.3), for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in Section 9.4, each Executing Shareholder will jointly and severally up to the Escrow Amount and, above the Escrow Amount, severally and not jointly, indemnify, defend and hold harmless Buyer from and against any and all Loss incurred or otherwise received or sustained by Buyer or any of Buyer’s Affiliates (including for the avoidance of doubt, the Companies) or any of Buyer’s or such Affiliates’ respective officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively with Buyer, “Buyer Indemnitees”), in each case to the extent directly related to or arising out of any:

(1) breach of any representation or warranty made by such Executing Shareholder in Article 3 hereof; or

(2) breach or nonperformance of any covenant or agreement of or to be performed by such Executing Shareholder pursuant hereto;

provided that no Executing Shareholder shall be liable for any other Executing Shareholder’s breach of a representation, warranty, covenant or agreement made by such other Executing Shareholder other than to the extent that a claim is made on the Escrow Amount for breach of a representation, warranty, covenant or agreement made by such other Executing Shareholder.

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(b) Subject to the other terms of this Article 9 (including, without limitation, Section 9.3), for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in Section 9.4, each Seller will jointly and severally up to the Escrow Amount and, above the Escrow Amount, each Seller will severally and not jointly in accordance with such Seller’s Pro Rata Share, indemnify, defend and hold harmless Buyer from and against any and all Loss incurred or otherwise received or sustained by any Buyer Indemnitee, in each case to the extent directly related to or arising out of any:

(1) breach of any representation or warranty made by the Company in Article 4 hereof; or

(2) breach or nonperformance of any covenant or agreement of or to be performed on or before the Closing Date by the Company pursuant hereto.

9.2 Indemnification by Buyer. Subject to the other terms of this Article 9, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in Section 9.4, Buyer will indemnify, defend and hold harmless the Sellers from and against any and all Loss incurred or otherwise received or sustained by the Sellers, in each case to the extent directly or indirectly related to or arising out of any:

(a) breach of any representation or warranty made by Buyer herein; or

(b) breach or nonperformance of any covenant or agreement of or to be performed by Buyer pursuant hereto.

9.3 Limitations on Indemnification.

(a) Limitations. The Buyer Indemnitees’ indemnification rights pursuant to Section 9.1 will be limited as follows:

(i) The Buyer Indemnitees will not be entitled to any indemnification pursuant to Section 9.1(b)(1), other than regarding any breach of any Special Representation, until the aggregate dollar amount of all indemnifiable Losses that would otherwise be indemnifiable pursuant to Section 9.1(b)(1), other than regarding any breach of any Special Representation (or related certification) or with respect to the matter described in Schedule 9.3(a)(i), exceeds US$575,000 (the “Deductible”), at which time the Buyer Indemnitees will be entitled to indemnification of all indemnifiable Losses that would otherwise be indemnifiable pursuant to Section 9.1(b)(1) in excess of the Deductible, subject to the other limitations and qualifications set forth in this Article 9; provided, however, that no claim by Buyer shall be asserted where the Loss relating to such claim is less than US$5,000 and such claims shall not be aggregated for purposes of this Section 9.3(a)(i).

(ii) The Buyer Indemnitees will not be able to seek indemnification pursuant to Section 9.1(b)(1), other than regarding any breach of any Special

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Representation, for any indemnifiable Loss in excess of the Escrow Amount, and the Escrow Amount (as reduced from time to time in accordance with this Agreement and the Escrow Agreement) shall serve as the exclusive source of indemnification pursuant to Section 9.1(b)(1), other than regarding any breach of any Special Representation.

(iii) The Buyer Indemnitees will not be able to seek indemnification under this Agreement for any Loss arising out of (A) any breach by Buyer of Section 8.3(d); or (B) conversion of loan obligations to common stock pursuant to Section 7.1(i); or (C) the matters disclosed on Schedule 9.3(a)(iii).

(iv) Any indemnification to which any Buyer Indemnitee is entitled under this Agreement as a result of any Loss it may suffer or incur thereunder shall first be satisfied from the Escrow Amount (as reduced from time to time in accordance with this Agreement and the Escrow Agreement) and then be recovered from the Sellers in accordance with this Article 9.

(v) Notwithstanding anything to the contrary hereunder (including Sections 9.3(a)(i) and 9.3(a)(ii) hereof), no Seller shall be liable for any amounts, individually or in the aggregate, under this Agreement (including indemnifiable Losses hereunder) in excess of the Pro Rata Share of the Purchase Price received by such Seller.

(vi) No indemnification shall be payable to Buyer Indemnitees with respect to any Losses arising out of any breach of the Company’s representations and warranties contained in this Agreement to the extent that (A) the Company has made a corresponding reserve for such Losses on the balance sheet in the Most Recent Financial Statements, which reserve has not been exceeded as of the Closing Date; or (B) there has been a corresponding reduction in the calculation of the Final Working Capital; or (C) the Company has disclosed the facts and circumstances giving rise to such Losses in the Schedules (including any Update) in a manner consistent with Section 10.14.

(vii) No indemnification shall be payable to Buyer Indemnitees with respect to claims asserted by such Buyer Indemnitees pursuant to Section 9.1 after the expiration of the applicable periods set forth in Section 9.4.

(viii) A Seller shall have no indemnification obligation with respect to any Losses arising out of any breach of such Seller’s representations and warranties or covenants contained in this Agreement to the extent that the Company has otherwise been fully indemnified for such Losses in respect of the same facts and circumstances giving rise to such breach of the representations and warranties or covenants; provided, however, that Buyer has no obligation to pursue such other indemnification.

(b) Insurance. In determining the amount of Losses relative to any thresholds set forth in Section 9.3(a) and in otherwise determining the amount of any Losses for which the Buyer Indemnitees are entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any Insurance Proceeds (as defined below) and other third-party recoveries actually received (which Insurance Proceeds and recoveries Buyer will use reasonable efforts to obtain) and the amount of

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any net Tax Benefits actually realized by the Buyer Indemnitees in respect of such Losses. If an indemnification payment is received by a Buyer Indemnitee, and the Buyer Indemnitee or its Affiliates later receives Insurance Proceeds, other third-party recoveries, or actually realizes net Tax Benefits in respect of the related Losses, the Buyer Indemnitee shall promptly pay to the Indemnifying Parties a sum equal to the lesser of (y) the actual amount of Insurance Proceeds, other third party recoveries, and net Tax Benefits actually realized or (z) the actual amount of the indemnification payment previously paid by the Indemnifying Parties with respect to such Losses. For the purposes of this Agreement, “Insurance Proceeds” shall mean insurance proceeds actually received by the Buyer Indemnitee or its Affiliates in respect of any Losses for which indemnification is being claimed hereunder after deducting (x) any premium increase resulting from the coverage of such Loss by the insurer, and (y) any applicable deductible or retention. For purposes of this Agreement, “Tax Benefit” shall mean any refund of Taxes paid or actual reduction in the amount of Taxes of the relevant Tax Affiliate or the Company with respect to the same tax year in which the Loss is taken into consideration, which otherwise would have been paid, with the amount and timing of a tax benefit determined.

(c) Duplication of Loss. Any Loss for which the Buyer Indemnitees are entitled to indemnification under Section 9.1 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(d) Remedies Exclusive. Subject to Section 9.7, from and after the Closing, the rights of the Parties to indemnification relating to this Agreement or the Transactions shall be strictly limited to those contained in this Article 9, and, subject to the terms of this Article 9, such indemnification rights shall be the sole and exclusive remedies of the Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith, other than claims for indemnification involving fraud (and in the event of such fraud, the indemnification limitations of this Article 9 shall not apply with respect to such claims, provided that recourse with respect to such claims shall be granted solely against the Person or Persons determined to be liable for such fraud). No claim shall be brought or maintained by any Seller, Buyer, the Company or any Company Subsidiary or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company or any Company Subsidiary, in their capacity as such, and no recourse shall be brought or granted against any of them in their capacity as such, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company, a Company Subsidiary or a Seller set forth or contained in this Agreement or any exhibit or Schedule hereto or any certificate delivered hereunder, except to the extent that the same shall have been the result of fraud by any such Person (and in the event of such fraud, recourse with respect to such claims shall be granted solely against the Person or Persons determined to be liable for such fraud).

(e) Consequential, Etc. Damages. In no event shall Buyer be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits, punitive or exemplary damages, special damages or other similar items and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses except with respect to such damages payable by an Indemnified Party to any third party.

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(f) Mitigation. Buyer agrees that in the event of any breach giving rise to an indemnification obligation under Section 9.1(b)(1), Buyer shall take and cause its Affiliates (including the Company and each Company Subsidiary) to take, or cooperate with the Sellers, if so requested by the Representative, in order to take, reasonable measures to mitigate the consequences of the related breach (including taking reasonable steps to prevent any contingent liability from becoming an actual liability).

(g) Subrogation. Upon payment in full of any Losses pursuant to Section 9.1(b)(1) or the payment of any judgment or settlement with respect to a Third-Party Claim, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Claiming Party against any Person with respect to the subject matter of such Loss or Third-Party Claim. The Claiming Party shall assign (to the extent practicable) or otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

9.4 Certain Survival Periods.

(a) Representations and Warranties. Each representation and warranty contained herein (and in any related Schedule) will survive the Closing and will remain in full force and effect for a period of 15 months after the Closing Date, except that each Special Representation (and related Schedule) will survive until all Liabilities hereunder relating thereto are barred by all applicable statutes of limitation. “Special Representation” means any representation or warranty in Article 3 or in Sections 4.1, 4.2, 4.3, or 4.4 hereof.

(b) Survival Until Final Determination. For each claim for indemnification under this Agreement regarding a breach of a representation or warranty (or related Schedule) that is made prior to expiration of the survival period for such representation or warranty (as set forth in Section 9.4(a)), such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

(c) Survival of Other Terms. Except as provided in the preceding terms of this Section 9.4 regarding representations and warranties, each covenant or agreement contained herein, and all associated rights under this Article 9, will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.

9.5 Third-Party Claims.

(a) Notice. A Party that believes itself entitled to indemnification hereunder (the “Claiming Party”) will give the Party that it believes is obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim of a third party (a “Third-Party Claim”) as to which the Claiming Party believes it has the right to demand indemnification hereunder, which notice shall set forth with reasonable specificity the facts and circumstances of which such Claiming Party has received notice and specify the basis hereunder under which the Claiming Party believes itself to be indemnified (the “Initial Claim Notice”). The failure to promptly give such Initial Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

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(b) Commencement of Defense and Participation. If:

(1) the defense of a Third-Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification by the Indemnifying Party; or

(2) within thirty (30) days after the date on which the Initial Claim Notice has been given pursuant to this Section 9.5, the Indemnifying Party shall acknowledge without qualification its indemnification obligations for any such Losses as provided in this Article 9 in writing to the Claiming Party and accept the defense thereof;

then, except as herein provided, the Claiming Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third-Party Claim. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third-Party Claim if it shall fail to diligently contest the Third-Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third-Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (i) at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Claiming Party, and (ii) that the Indemnifying Party will not, without the written consent of the Claiming Party, (x) agree to any injunctive relief affecting the Claiming Party or any of its Affiliates (y) agree to settle any such matter without an unconditional release of the Claiming Party and its Affiliates or (z) agree to any settlement that would adversely affect the business or operations of the Claiming Party or any of its Affiliates (including, but not limited to, material damage to the reputation of the Claiming Party) . All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article 9 shall relieve it of such obligations to the extent they exist. If a Claiming Party is entitled to indemnification against a Third-Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third-Party Claim pursuant to this Section 9.5, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third-Party Claim, the Claiming Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third-Party Claim, and may settle such Third-Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Claiming Party deems fair and reasonable, provided that (i) at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party and the Indemnifying Party consents to such settlement, which such consent shall not be unreasonably withheld and (ii) that the Claiming Party will not, without the written consent of the Indemnifying Party, agree to settle any such matter without an unconditional release of the Indemnifying Party and its Affiliates . If, pursuant to this Section 9.5, the Claiming Party so contests, defends, litigates or settles a Third-Party Claim for which it is

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entitled to indemnification hereunder, the Claiming Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other reasonable expenses of contesting, defending, litigating and/or settling the Third-Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses.

(c) Participation by Claiming Party. The Claiming Party will have the right to engage its own legal counsel (and other professional advisers) in connection with such defense and Third-Party Claim, at the Claiming Party’s expense, provided that the Claiming Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third-Party Claim as herein provided. So long as the Indemnifying Party has, and is exercising, its right and/or obligation to contest, defend, litigate and settle the Third-Party Claim, the Indemnifying Party will keep the Claiming Party fully informed of all matters material to such defense and Third-Party Claim at all stages thereof, whether or not the Claiming Party is represented by separate legal counsel.

(d) Failure to Commence Defense. If the Indemnifying Party does not commence a defense within 30 days following receipt of any Initial Claim Notice the Claiming Party may, at its option, settle or defend such Third-Party Claim at the expense of the Indemnifying Party.

(e) Access and Cooperation. Each Party will, and will cause its Affiliates to, promptly make available to the other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Party relating to such defense and Third-Party Claim, subject to reasonable confidentiality requirements. Each Party will render to the other Party such assistance as such other Party may reasonably request to ensure the proper and adequate defense of such Third-Party Claim.

9.6 Additional Notices. In addition to and not in limitation of Section 9.5, a Claiming Party will give prompt notice to an Indemnifying Party of each claim for indemnification hereunder for which such Claiming Party proposes to demand indemnification (whether or not involving a third party), specifying the amount and nature of such claim (to the extent known). The failure to promptly give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

9.7 Specific Performance. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party acknowledges that the business of the Companies are unique and recognizes and affirms that in the event any Executing Shareholder or the Company breaches this Agreement, money damages may be inadequate and it would have no adequate remedy at law, so that Buyer will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

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9.8 Effect of Investigation. The representations, warranties and covenants of each Party and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of his, her or its advisors, consultants or representatives) or, except as set forth in the Schedules (including any Update) in a manner consistent with Section 10.14, by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty will eliminate the right to indemnification or other remedy based on such representation or warranty.

9.9 Materiality Qualifiers. For purposes of calculating Losses in this Article 9, all qualifications as to materiality contained in any representation or warranty will be ignored.

9.10 Guaranty Regarding Buyer’s Obligations. Fair Isaac Corporation, a Delaware corporation (the “Guarantor”) and Affiliate of Buyer, to induce the Executing Shareholders to enter into this Agreement, hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of Buyer’s obligations, covenants, agreements and other Liabilities under the Agreement (collectively, the “Obligations”). Guarantor acknowledges and agrees that the Executing Shareholders refuse to enter into the Agreement or to consummate the transactions contemplated herein unless Guarantor provides this guaranty and that Guarantor will benefit personally from the Executing Shareholders entering into this Agreement and consummating such transactions.

9.11 Waiver. Effective upon and subject to the Closing, each Seller hereby agrees that such Seller will not make any claim for indemnification against the Company by reason of the fact that such Seller was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, Contract, or otherwise) with respect to any indemnification claim brought by Buyer against such Seller under the provisions of this Article 9. Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him or it under the articles of association of the Company, the Shareholders’ Agreement or otherwise.

9.12 Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the Parties agree to file their Returns accordingly.

Article 10

CERTAIN ADDITIONAL TERMS

10.1 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

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(b) words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c) terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d) unless the context otherwise requires, a reference to one gender includes a reference to the other genders;

(e) unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(f) “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(g) “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(h) unless expressly stated herein to the contrary, reference to an agreement, instrument or other document, including this Agreement, will be deemed to refer as well to each addendum, exhibit, schedule or amendment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, or Schedule is to an article, section, or schedule, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash in such currency;

(k) documents in “agreed form” are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification;

(l) “full title guarantee” shall have the meaning given to such term in the Law of Property (Miscellaneous Provisions) Act 1994 (United Kingdom legislation);

(m) each Party was, or had ample opportunity to be, represented by legal counsel in connection with this Agreement and each Party and each Party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation hereof;

(n) “equity interest” or “equity interests” means, in the case of a corporation or other entity, the instrument or instruments issued by the entity to evidence ownership of its share capital or capital stock;

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(o) for the avoidance of doubt, unless expressly stated to the contrary, all references to Sellers herein includes reference to the Executing Shareholders; and

(p) subject to Section 9.3(c), each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement.

10.2 Press Releases and Public Announcements. Neither any Executing Shareholder nor Buyer will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer or the Representative, respectively, except as otherwise required by Applicable Law provided that the Sellers, on the one hand, and Buyer, on the other hand, will give the other a reasonable opportunity for review.

10.3 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as provided in Article 9.

10.4 Entire Agreement. This Agreement (including the Schedules and documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, other than the Mutual Non-Disclosure Agreement dated June 4, 2012, to the extent they relate in any way to the subject matter hereof.

10.5 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that Buyer may assign this Agreement to any of its Affiliates.

10.6 Counterparts. This Agreement may be executed by facsimile or other electronic signature and in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

10.7 Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder will be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or (iv) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case if addressed to the intended recipient as set forth below:

(a) if to Buyer:

Fair Isaac Corporation

181 Metro Drive, Suite 600

San Jose, CA 95110

Attention: General Counsel (Mark R. Scadina)

Facsimile: (408) 535-1529

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with a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Facsimile: (612) 766-1600

Attention: W. Morgan Burns

(b) if to Company:

Adeptra Limited

200 Brook Drive

Green Park

Reading UK

RG2 6UB

Facsimile: +44 118 923 1001

Attention: General Counsel (Jonathan Saville)

with a copy to:

Feinberg Hanson LLP

57 River Street

Wellesley, MA 02481

Facsimile: (781) 283-5776

Attention: Harry A. Hanson, III, Esq.

with a copy to:

Field Fisher Waterhouse LLP

35 Vine Street

London UK

EC3N 2AA

Facsimile: +44 (0)20 7488 0084

Attention: Andrew Blankfield

(c) if to the Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Email: deals@shareholderrep.com

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Facsimile: (303) 623-0294

Telephone: (303) 648-4085

Attention: Managing Director

with copies (which shall not constitute notice) to:

Feinberg Hanson LLP

57 River Street

Wellesley, MA 02481

Facsimile: (781) 283-5776

Attention: Harry A. Hanson, III, Esq.

and

Field Fisher Waterhouse LLP

35 Vine Street

London UK

EC3N 2AA

Facsimile: +44 (0)20 7488 0084

Attention: Andrew Blankfield

If to an Executing Shareholder: at the most recent address of such Executing Shareholder reflected in the share records maintained by the Company, or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 10.7. Any Party may change the address to which such notices and communications are to be delivered by giving the other Party notice in the manner stated above.

10.8 Governing Law and Language. This Agreement will be governed by and construed in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law. The English language version of this Agreement, as signed by the Parties, will alone be binding.

10.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Buyer, the Company, Guarantor and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver (provided that the Company (prior to the Closing) or the Representative (following the Closing) may execute a waiver on behalf of the Executing Shareholders) nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

10.10 Severability. Any term of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms hereof or the validity or enforceability of the offending term in any other situation or in any other jurisdiction.

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10.11 Expenses; Stamp Taxes and Transfer. Buyer and the Executing Shareholders will each bear its or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided that the costs and expenses of the Companies (including all legal fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the Transactions shall be deducted from the Purchase Price and paid at Closing per Section 2.3(b) hereof. Any transfer Taxes, documentary Taxes, conveyancing Taxes, stamp Taxes, recording fees or similar Taxes levied on the transfer of Shares or arising from the Transactions, together with any interest or penalty thereon, shall be borne entirely by Buyer in accordance with Section 8.3(e) hereof.

10.12 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Arbitration.

(a) Exclusive Forum. All disputes, controversies, and claims arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules. The arbitrator(s) will be disinterested in the dispute, controversy or claim and will have no connection with any Party. The award of the arbitrator(s) will be final and without appeal.

(b) Place of Arbitration. The place of arbitration will be New York, New York. The proceedings will be carried out in English, the arbitrator(s) will speak English fluently, and any foreign language documents presented at such arbitration will be accompanied by an English translation thereof. Each Party hereto hereby waives any right that it may have to assert the doctrine of forum non-conveniens to object to this venue. The arbitrator(s) will apply the law of the state of New York.

(c) Enforcement. Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for judicial recognition of the award or an order of enforcement thereof, as the case may be.

(d) Awards. The arbitrator(s) may award either monetary damages or injunctive relief, and all awards of monetary damages must be in British Pounds or US Dollars but no other currency.

(e) Costs. Each Party will bear its own costs and fees. During the pendency of the proceeding, the Parties will split the costs of the arbitrator(s) and the arbitration hearing, provided that the arbitrator(s), upon making his or her final decision, has the power to - and presumptively will, absent good cause - assess those costs against the Party deemed to be non-prevailing in the action.

10.14 Nature of Disclosure. Nothing in the Schedules will be deemed to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the item as an exception to such representation or warranty. Any matter or item disclosed in any section of this Agreement or any Schedule shall be deemed to be disclosed with respect to all other Sections of this Agreement and all other parts of the Schedules only to the extent such

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disclosure’s application or relevance to a representation or warranty in any other section of this Agreement is readily apparent on its face. A disclosure made by the Company in any section of this Agreement or any Schedule will expressly not be deemed to constitute an admission by the Company or any Executing Shareholder, or otherwise imply, that any such matter is material or creates a measure for materially for the purposes of this Agreement.

10.15 Conflict Waiver. Notwithstanding that the Company has been represented by Feinberg Hanson LLP and/or Field Fisher Waterhouse LLP (the “Firms”) in the preparation, negotiation and execution of this Agreement and the Transaction Documents, each Party agrees that after the Closing the Firms may represent the Representative, the Sellers and/or their affiliates in matters related to this Agreement or any of the Transaction Documents, including without limitation in respect of any indemnification claims pursuant to this Agreement or any of the Transaction Documents. Each Party hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

Article 11

DEFINITIONS

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority. Unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Articles” means the articles of association of the Company adopted on 22 December 2011.

“Audited Financial Statements” is defined in Section 4.7(a).

Equity Purchase Agreement	Page 66

“Basis” means any past or present fact of which the Company has received notice in writing that forms the basis for any specified consequence.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the State of New York and the City of London are not generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Cap” is defined in Section 9.3(a)(ii).

“Claiming Party” is defined in Section 9.5(a).

“Closing” is defined in Section 6.1.

“Closing Balance Sheet” is defined in Section 2.4(a).

“Closing Date” is defined in Section 6.1.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to expeditiously achieve such result; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement shall not be thereby required to take action that would result in a material adverse change in the benefit to such Person under this Agreement or any Transactions (in each case, taken as a whole) or to dispose of any significant portion of, or make any significant change or cost to, its business.

“Companies” is defined in the Recitals.

“Company” is defined in the preamble of this Agreement.

“Company Deferred Shares” is defined in Section 4.2(a).

“Company IP Rights” is defined in Section 4.13(a).

“Company IP Rights Agreements” is defined in Section 4.13(b)(i).

“Company-Licensed IP Rights” is defined in Section 4.13(a).

“Company Options” means all options or other rights (excluding Company Warrants) to purchase any capital stock of the Company

“Company Ordinary Shares” is defined in Section 4.2(a).

“Company-Owned IP Rights” is defined in Section 4.13(a).

Equity Purchase Agreement	Page 67

“Company Plans” means the Company’s 2001 Share Option Scheme, adopted May 25, 2001, and EMI Share Option Scheme, adopted January 1, 2005, in each case as amended or modified and as in effect from time to time in accordance with the terms thereof.

“Company Preferred Shares” is defined in Section 4.2(a).

“Company Products” is defined in Section 4.20(c).

“Company Shares” is defined in Section 4.2(a).

“Company Subsidiary” is defined in the Recitals.

“Company Warrants” means all issued and outstanding warrants to purchase any equity interest of the Company.

“Competition Law” the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Computer Systems” is defined in Section 4.14(b).

“Confidential Information” means all confidential information of or relating to the Companies that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by any Person in violation of any confidentiality obligation to the Company). Without limiting the generality of the foregoing, Confidential Information includes: (i) customer lists, lists of potential customers and details of agreements with customers; (ii) acquisition, expansion, marketing, financial and other business information and plans; (iii) research and development; (iv) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (v) sources of supplies; (vi) identity of specialized consultants and contractors and Confidential Information developed by them; (vii) purchasing, operating and other cost data; (viii) special customer needs, cost and pricing data; (ix) employee information; and (x) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.

“Contract” means any contract, agreement, arrangement, purchase order, license or use agreement, lease (whether a lease for real estate, a capital lease, an operating lease or other), instrument, note or other binding obligation or commitment, in each case whether oral or written.

“Customs Duty” is defined in Section 4.26.

“Deductible” is defined in Section 9.3(a)(i).

Equity Purchase Agreement	Page 68

“Defaulting Dragged Seller” means a Dragged Seller who has not complied in all respects with the Drag Along Notice.

“Disbursing Agent” is defined in Section 2.3(c).

“Disbursing Agent Agreement” is defined in Section 2.3(c).

“Drag Along Notice” the notice (in the agreed form) to be given to the Dragged Sellers together with the Drag Documents by or on behalf of the Executing Shareholders in accordance with the Articles and pursuant to Section 8.5.

“Drag Documents” the documents to be executed and delivered by or on behalf of each Dragged Seller, comprising (i) the short form share sale and purchase agreement in the agreed form, in terms of which each Seller, other than the Executing Shareholders, shall sell his Shares to Buyer, (ii) stock transfer form(s) in favor of Buyer, (iii) indemnity for lost share certificates and (iv) such other documents reasonably required by Buyer.

“Dragged Seller” means any Seller (other than an Executing Shareholder) required pursuant to the Drag Along Notice to sell his Shares to Buyer in accordance with the Articles and to execute and deliver the Drag Documents.

“DOL” is defined in Section 4.22(k).

“Effective Time” is defined in Section 6.1.

“ERISA” is defined in Section 4.23(a).

“ERISA Affiliates” is defined in Section 4.23(a).

“Employees” is defined in Section 4.23(a).

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title retention or any other security agreement or arrangement.

“Enforcement Limitations” means any applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other similar Applicable Law from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or leased by the Companies or (ii) circumstances forming the basis of any violation of any Environmental Law.

Equity Purchase Agreement	Page 69

“Environmental Laws” means all Applicable Law in effect on or prior to the Closing relating to pollution, compensation for damage or injury caused by pollution, or protection of human health or the environment.

“Equity Interests” is defined in the Recitals.

“Escrow Agent” is defined in Section 2.3(a).

“Escrow Agreement” is defined in Section 2.3(a).

“Escrow Amount” is defined in Section 2.3(a).

“Estimated Purchase Price” is defined in Section 2.2.

“Estimated Purchase Price Certificate” is defined in Section 2.2.

“Executing Shareholders” is defined in the preamble of this Agreement.

“Expert” is defined in Section 2.4(c).

“Final Working Capital” is defined in Section 2.4(a).

“Financial Statements” is defined in Section 4.7(a).

“Firms” is defined in Section 10.15.

“Foreign Official” is defined in Section 4.27.

“Freely Available Software” means any software program available without charge for use, modification or distribution, including any open source software.

“GAAP” means U.K. generally accepted accounting principles as in effect from time to time, consistently applied, and the general accounting policies of the Company in accordance therewith, consistently applied.

“Governmental Authority” means, wherever located, any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, administration, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or Person exercising any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Guarantor” is defined in the preamble of this Agreement and in Section 9.10.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances, and materials regulated by any Environmental Law.

Equity Purchase Agreement	Page 70

“Indemnifying Party” is defined in Section 9.5(a).

“Initial Claim Notice” is defined in Section 9.5(a).

“Initial Purchase Price” is defined in Section 2.1.

“Insurance Proceeds” is defined in Section 9.3(b).

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software in binary form, software in source code form, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Knowledge” means (a) with respect to the Company, the knowledge as of the date hereof or the Closing Date of the Company after reasonable inquiry of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Legal Director, Managing Director (Americas), Managing Director (APAC), Managing Director (EMEA), Sr. Director - Global Implementation, Director of Engineering and Director of Global Operations or similar role and then to the extent of their actual personal knowledge, (b) with respect to any Executing Shareholder that is a Person other than an individual, the knowledge as of the date hereof or the Closing Date of such Executing Shareholder after reasonable inquiry of its Chief Executive Officer, Chief Financial Officer or Persons holding similar positions and then to the extent of their actual personal knowledge, and (c) with respect to any Executing Shareholder that is an individual, such individual’s actual personal knowledge.

“Lease” is defined in Section 4.12(a).

“Legal Action” means any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim, demand or similar action taken by, filed with or otherwise involving any Governmental Authority.

“Legal Restriction” means any injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means all liens, security interests, pledges, encumbrances or clouds on title of any nature whatsoever, other than (a) liens for Taxes not yet due and payable and (b) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

Equity Purchase Agreement	Page 71

“Loss” means any claim, loss, fine, penalty, damage cost or expense (including reasonable attorneys’ fees or expenses), but in all cases (other than as set forth in Section 9.5(e)) excluding consequential, incidental or indirect damages, lost profits, punitive or exemplary damages, special damages, unrealized expectations or other similar items and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses or any loss of a Tax allowance.

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets or results of operations of the Companies (taken as a whole); provided however, that none of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been a Material Adverse Effect: (a) the reaction (including subsequent actions) of third parties to the Transactions; (b) conditions generally affecting the industries in which the Companies operate or the U.S. or U.K. economy as a whole; (c) national or international political or social conditions, including the engagement by the United States in, or escalation of, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (e) the payment of any amounts due to, or the provision of any other benefits (including employee benefits or payments to employees) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangement or other arrangements in existence on the date hereof; (f) compliance with the terms of, or the taking of any action required by, this Agreement; (g) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interruption thereof; (h) any action required to be taken under Applicable Law; (i) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof, and (j) any adverse change in or effect on the business of Company and the Company Subsidiaries that is cured before the earlier of (y) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 6.4 hereof.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” is defined in Section 4.7(a).

“Most Recent Fiscal Month End” is defined in Section 4.7(a).

“Non-Prevailing Party” is defined in Section 2.4(d).

“Notice of Disagreement” is defined in Section 2.4(b).

“Obligations” is defined in Section 9.10.

Equity Purchase Agreement	Page 72

“Optionee” means a Person that holds Company Options.

“Ordinary Course of Business” means an action (which includes, for this definition, a failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past customs and practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or shareholders of such Person.

“Party” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Payment Schedule” is defined in 2.2(b).

“Permits” is defined in Section 4.10(a).

“Permitted Liens” shall mean:

(i) Liens and other matters described in or by reference in Schedule 4.6;

(ii) Liens disclosed on the balance sheet in the Most Recent Financial Statements or in the notes thereto or securing liabilities reflected on the balance sheet in the Most Recent Financial Statements or in the notes thereto;

(iii) Liens for taxes, assessments and similar charges arising by application of Applicable Law that are not yet due or are being contested in good faith in appropriate proceedings;

(iv) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet due and payable or are being contested in good faith;

(v) Liens incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements;

(vi) in the case of leased properties and assets, Liens and other matters affecting the lessors’ interests in such properties and assets;

(vii) restrictions arising under applicable securities laws;

(viii) in the case of Contracts, anti-assignment, change of control or similar provisions therein disclosed in Sections 4.15(a)(xii) or 4.15(b); and

(ix) other Liens and matters that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Equity Purchase Agreement	Page 73

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Plan” is defined in Section 4.23(a).

“Pre-Closing Balance Sheet” is defined in Section 2.2.

“Pre-Closing Taxes” is defined in Section 8.3(b).

“Prevailing Party” is defined in Section 2.4(d).

“Previously-owned Land and Buildings” means land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by any of the Companies, but which are either no longer owned, occupied or used by any of the Companies, or are owned, occupied or used by one of the Companies but pursuant to a different lease, license, transfer or conveyance.

“Pro Rata Share” means with respect to the Purchase Price (or components thereof), Section 8.10, and Article 9, the respective percentage interest of each Seller in the Purchase Price (including the Estimated Purchase Price payable hereunder and the Escrow Amount to be contributed on behalf of such Seller) set forth on the Payment Schedule and determined by dividing (x) the aggregate cash which each Seller is entitled to receive pursuant to Article 2 hereof in exchange for the Shares, Company Options and/or Company Warrants held by such Seller, by (y) the Purchase Price. In each case, the applicable Pro Rata Share for each Seller shall be set forth on the Payment Schedule.

“Proprietary Software Products” means all versions (whether or not released) of the object code, source code and scripts and any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of any of the Companies, together with all documentation related thereto.

“Purchase Price” is defined in Section 2.1.

“Purchase Price Certificate” is defined in Section 2.4(a).

“Real Property” is defined in Section 4.12(a).

“Representative” is defined in the preamble of this Agreement.

“Representative Reserve” is defined in Section 8.10.

“Returns” is defined in Section 4.11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” is defined in the Recitals.

“Shares” is defined in the Recitals.

Equity Purchase Agreement	Page 74

“Shareholders’ Agreement” the subscription and shareholders’ agreement dated 3 October 2000 and made between the Company, the Managers (as defined therein), Deutsche Bank AG, London Branch, the Subscribers (as defined therein) and the Continuing Shareholders (as defined therein).

“Special Representation” is defined in Section 9.4(a).

“Straddle Tax Returns” is defined in Section 8.3(b).

“Target Working Capital” is defined in Section 2.4(h).

“Tax” is defined in Section 4.11.

“Tax Affiliates” is defined in Section 4.11.

“Tax Benefit” is defined in Section 9.3(b).

“Taxation” is defined in Section 4.11.

“Taxation Authority” is defined in Section 4.11(e).

“Third-Party Claim” is defined in Section 9.5(a).

“Top-Up Option” means any grant of Company Options or Company Deferred Shares after the date hereof (up to the number of such Company Options and Company Deferred Shares set forth on Schedule 4.2(c)) to a Person that is an Executing Shareholder or Optionee as of the date hereof, the grant of which Company Options or Company Deferred Shares is conditioned upon such Person’s agreement to execute the Drag Documents with respect to all of such Person’s Shares, Company Options and Company Warrants, as applicable.

“Transaction Documents” means the Escrow Agreement and the Disbursing Agent Agreement.

“Transaction Expenses” means, without duplication, the sum of all unpaid legal, financial advisory, investment banking, accounting, and other third-party advisory or consulting fees, expenses and other amounts (including all fees and expenses of Arma Partners and Intralinks) incurred or payable by the Company in connection with the transactions contemplated by this Agreement.

“Transactions” is defined in Section 3.2.

“UK Employment Legislation” is defined in Section 4.22(a)(i).

“UK Employee” is defined in Section 4.22(a)(ii).

“US Tax Affiliate” is defined in Section 4.11.

“Update” is defined in Section 8.4(b).

Equity Purchase Agreement	Page 75

“Warrant Holder” means a Person that holds Company Warrants.

“Working Capital” is defined in Section 2.4(i).

[Remainder of page left intentionally blank - signature page follows]

Equity Purchase Agreement	Page 76

IN WITNESS WHEREOF, each Party has executed this Equity Purchase Agreement effective as of the date first written above.

BUYER:		THE COMPANY:
FAIR ISAAC SOFTWARE HOLDINGS LIMITED		ADEPTRA LIMITED

By:	/s/ Michael J. Pung	By:	/s/ Simon Smith
Name: Michael J. Pung		Name: Simon Smith
Title: Director		Title: Chief Financial Officer

GUARANTOR:		REPRESENTATIVE:
FAIR ISAAC CORPORATION, solely in its capacity as Guarantor		SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Michael J. Pung	By:	/s/ Mark B. Vogel
Name: Michael J. Pung		Name: Mark B. Vogel
Title: Executive Vice President and Chief Financial Officer		Title: Managing Director

Equity Purchase Agreement	Signature Page

EXECUTING SHAREHOLDER:		EXECUTING SHAREHOLDER:
ABS VENTURES VII L.P.		ABS VENTURES VIII L.P.
By: Calvert Capital Caymans I L.L.C.		By: Zolo L.L.C.
Its: General Partner		Its: General Partner

By:	/s/ R. William Burgess, Jr.	By:	/s/ R. William Burgess, Jr.
Name: R. William Burgess, Jr.		Name: R. William Burgess, Jr.
Title: Manager		Title: Manager

EXECUTING SHAREHOLDER: ABS INVESTORS L.L.C.

By:	/s/ Bruns H. Grayson
Name: Bruns H. Grayson
Title: Managing Member

Equity Purchase Agreement	Signature Page (Continued)

EXECUTING SHAREHOLDER:		EXECUTING SHAREHOLDER:
ADVENT PRIVATE EQUITY FUND II ‘A’		ADVENT PRIVATE EQUITY FUND II ‘B’

By:	/s/ Les Gabb	By:	/s/ Les Gabb

Name:	/s/ Less Gabb	Name:	/s/ Less Gabb

If signing on behalf of a corporation		If signing on behalf of a corporation
shareholder) - For and on behalf of:		shareholder) - For and on behalf of:
Partner, Advent Venture Partners LLP		Partner, Advent Venture Partners LLP
acting in its capacity as manager of		acting in its capacity as manager of
Advent Private Equity Fund IIA		Advent Private Equity Fund IIB

EXECUTING SHAREHOLDER:		EXECUTING SHAREHOLDER:
ADVENT PRIVATE EQUITY FUND II ‘C’		ADVENT PRIVATE EQUITY FUND II ‘D’

By:	/s/ Les Gabb	By:	/s/ Les Gabb

Name:	/s/ Less Gabb	Name:	/s/ Less Gabb

If signing on behalf of a corporation		If signing on behalf of a corporation
shareholder) - For and on behalf of:		shareholder) - For and on behalf of:
Partner, Advent Venture Partners LLP		Partner, Advent Venture Partners
acting in its capacity as manager of		LLP acting in its capacity as manager
Advent Private Equity Fund IIC		of Advent Private Equity Fund IID

Equity Purchase Agreement	Signature Page (Continued)

EXECUTING SHAREHOLDER:
ACT NOMINEES LIMITED

By:	/s/ John O Sullivan

Name:	John O Sullivan

If signing on behalf of a corporation

shareholder) - For and on behalf of:

ACT Nominees Limited

Equity Purchase Agreement	Signature Page (Continued)

EXECUTING SHAREHOLDER:

/s/ Colin Southgate
Sir Colin Southgate

Equity Purchase Agreement	Signature Page (Continued)

EXECUTING SHAREHOLDER:

/s/ Simon Smith
Simon Smith

Equity Purchase Agreement	Signature Page (Continued)

EXECUTING SHAREHOLDER:

/s/ Antony McGivern
Antony McGivern

Equity Purchase Agreement	Signature Page (Continued)

EXECUTING SHAREHOLDER:
BARCLAYS UNQUOTED INVESTMENTS LIMITED

By:	/s/ Philip Binney

Name:	Philip Binney (as Attorney)

If signing on behalf of a corporation

shareholder) - For and on behalf of:

Barclays Unquoted Investments Limited

EXECUTING SHAREHOLDER:
GLOBE NOMINEES LIMITED

By:	/s/ Philip Binney

Name:	Philip Binney (as Attorney)

If signing on behalf of a corporation

shareholder) - For and on behalf of:

Globe Nominees Limited

Equity Purchase Agreement	Signature Page (Continued)